UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Ingersoll-Rand Company Limited

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Ingersoll-Rand Company Limited	Principal Executive Office: Clarendon House	US Mailing Address: 155 Chestnut Ridge Road Montvale, NJ 07645
	2 Church Street Hamilton HM 11 Bermuda	(201) 573-0123

NOTICE OF 2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of Ingersoll-Rand Company Limited will be held on Wednesday, June 6, 2007, at 11:00 a.m., local time, at the Hilton Hotel located at 200 Tice Boulevard, Woodcliff Lake, New Jersey, 07677, for the following purposes:

1. To elect seven directors to hold office for one year.

2. To adopt the Incentive Stock Plan of 2007.

3.	To approve the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for 2007 and authorize the Board of Directors to fix the auditors’ remuneration.

4. To act on one shareholder proposal if presented at the meeting.

5. To conduct such other business properly brought before the meeting.

Only shareholders of record at the close of business on April 9, 2007, are entitled to notice of and to vote at the Annual General Meeting.

Directions to the meeting can be found in Appendix C of the attached proxy statement.

By Order of the Board of Directors

B. A. SANTORO
Vice President—Corporate Governance and Secretary

Dated: April 23, 2007

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet as directed in the accompanying proxy card or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

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Ingersoll-Rand Company Limited	Principal Executive Office: Clarendon House	US Mailing Address: 155 Chestnut Ridge Road Montvale, NJ 07645
	2 Church Street Hamilton HM 11 Bermuda	(201) 573-0123

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

In this proxy statement, “Ingersoll Rand,” the “Company,” “we,” “us” and “our” refer to Ingersoll-Rand Company Limited, a Bermuda company, or, for any information prior to January 1, 2002, to Ingersoll-Rand Company, a New Jersey corporation, which, as of that date, became an indirect, wholly-owned U.S. subsidiary of Ingersoll-Rand Company Limited.

Under our Bye-laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, we will present at the 2007 Annual General Meeting of Shareholders (the “Annual General Meeting”) our audited consolidated financial statements for the fiscal year 2006. Copies of these consolidated financial statements are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is being mailed to shareholders together with this proxy statement.

This proxy statement and the enclosed proxy card are first being mailed to you on or about April 23, 2007.

How Do I Attend the Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting. Either an admission ticket or proof of ownership of Class A common shares, as well as a form of personal identification, must be presented in order to be admitted to the Annual General Meeting. If you are a shareholder of record, your admission ticket is attached to the enclosed proxy card. If you plan to attend the Annual General Meeting, please vote your proxy, but keep the admission ticket and bring it to the Annual General Meeting together with a form of personal identification.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual General Meeting, you must present proof of your ownership of Class A common shares, such as a bank or brokerage account statement, together with a form of personal identification to be admitted to the Annual General Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Class A common shares, to:

Secretary
Ingersoll-Rand Company Limited
155 Chestnut Ridge Road
Montvale, New Jersey 07645

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.

Why Did I Receive This Proxy Statement?

We sent you this proxy statement, together with the enclosed proxy card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Shareholders to be held on June 6, 2007. This proxy statement summarizes the information you need to know to vote on an informed basis.

Who Can Vote?

You are entitled to vote if you owned the Company’s Class A common shares on the record date, which is the close of business on April 9, 2007. Each share of the Company’s Class A common share that you own entitles you to one vote on all matters to be voted upon at the Annual General Meeting.

On the record date, there were 303,946,832 shares of the Company’s Class A common shares outstanding and entitled to vote.

How Do I Vote?

Shareholders of record can cast their votes by proxy by:

•	using the internet and voting at the website as directed on the enclosed proxy card; or

•	completing, signing and returning the enclosed proxy card.

To vote your shares directly, you may attend the Annual General Meeting and cast your vote in person. Shareholders who hold their shares through a broker must vote their shares in the manner prescribed by their broker.

The internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you are a shareholder of record and you would like to vote by using the internet, please refer to the specific instructions contained on the enclosed proxy card. If you vote by using the internet, you do not need to return the enclosed proxy card. In order to be timely processed, an internet vote must be received by 5 p.m. on June 5, 2007.

How Can Employees Vote Under Our Employee Plans?

If you participate in the Ingersoll-Rand Company Employee Savings Plan, the IR/Clark Leveraged Employee Stock Ownership Plan, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand/Thermo King de Puerto Rico Retirement Savings Plan or the Melroe Savings and Investment Plan, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions over the internet. They will vote these shares in accordance with your instructions and the terms of the plan.

If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.

May I Revoke My Proxy?

You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying Ingersoll Rand’s Secretary in writing;

•	by submitting another properly signed proxy card with a later date or another internet proxy at a later date; or

•	by voting in person at the Annual General Meeting.

You may not revoke a proxy merely by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

How Will My Proxy Get Voted?

If you properly complete, sign and date the enclosed proxy card and send it to us or properly deliver your proxy over the internet, your proxy holder (one of the individuals named on the enclosed proxy card) will vote your shares as you have directed. Under the rules of The New York Stock Exchange (“NYSE”), if your broker or nominee is a member of the NYSE and holds your shares in its name, the broker or nominee may vote your shares on Items 1 and 3 (routine matters) if it does not receive instructions from you. However, your broker or nominee may not vote your shares on Items 2 and 4 (non-routine matters) if it does not receive instructions from you and, accordingly, such shares will not be counted as votes for or against the non-routine matters, but rather will not be counted at all for these matters.

If you do not specify on the enclosed proxy card that is sent to the Company (or when giving your proxy over the internet) how you want to vote your shares, we will vote them “FOR” the election of all nominees for director as set forth under Item 1, “FOR” Items 2 and 3, and “AGAINST” Item 4.

What Constitutes A Quorum?

The presence of at least two persons present in person and representing in person or by proxy a majority of all outstanding Class A common shares is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes (shares held by a broker or nominee that are represented at the Annual General Meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required To Approve Each Proposal?

The affirmative vote of a majority of the Class A common shares represented and voting at the Annual General Meeting is required to approve each proposal other than the adoption of the Ingersoll-Rand Company Limited Incentive Stock Plan of 2007.

Adoption of the Ingersoll-Rand Company Limited Incentive Stock Plan of 2007 requires the affirmative vote of a majority of the Class A Common shares represented and entitled to vote at the Annual General Meeting, provided that a majority of Class A common shares outstanding vote on the matter.

Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast and, accordingly, will not affect the outcome of the vote.

Who Will Count The Votes?

The Bank of New York, the Company’s transfer agent, will act as inspector of election and will tabulate the votes.

Who Pays The Expenses Of This Proxy Statement?

We have hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $15,000, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

How Will Voting On Any Other Matter Be Conducted?

Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this proxy statement, if any other matter is proposed and properly presented at the Annual General Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

PROPOSALS REQUIRING YOUR VOTE

Item 1. Election of Directors

Each director nominated for election this year (i.e., Gary D. Forsee, Peter C. Godsoe, Constance J. Horner, Theodore E. Martin, Patricia Nachtigal, Orin R. Smith and Richard J. Swift) is a nominee for a one-year term expiring at the 2008 annual general meeting or until their successors, if any, are elected and qualified. Other directors are not up for election this year and will continue in office for the remainder of their terms expiring in 2008, at which time they (or their respective successors) will stand for election for a term expiring at the 2009 annual general meeting or until their successors, if any, are elected and qualified.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

The recommendation that the Corporate Governance and Nominating Committee consider Mr. Forsee as a director came from Mr. White, a non-employee director of the Company. Pursuant to the nomination process, the Corporate Governance and Nominating Committee interviewed him and requested the requisite background review. Mr. Forsee was also interviewed by other directors.

The Board of Directors recommends a vote FOR this proposal.

Nominees for Election for a Term Expiring at the Next Annual General Meeting

Gary D. Forsee—age 57

•	Chairman of the Board (since December 2006) and Chief Executive Officer (since August 2005) of Sprint Nextel Corporation.

•	Chairman of the Board and Chief Executive Officer of Sprint Corporation from 2003 to 2005.

•	Vice Chairman—Domestic Operations of BellSouth Corporation from 2002 to 2003.

•	Vice Chairman and President of BellSouth International from 2001 to 2002.

•	Other Activities:

•	Chairman, National Security Telecommunications Advisory Committee

•	Trustee, Board of Trustees, University of Missouri at Rolla

•	Trustee, National Board of Trustees, Boy Scouts of America

Peter C. Godsoe—age 68, director since 1998

•	Chairman of the Board and Chief Executive Officer of The Bank of Nova Scotia (a Canadian-based international bank) from 1995 until retirement in 2004.

•	Director of:

•	Barrick Gold Corporation

•	Lonmin plc

•	Onex Corporation

•	Rogers Communications Inc.

•	Sobeys Inc.

•	Templeton Emerging Markets Investment Trust plc

•	Other Activities:

•	Director, Atlantic Institute for Market Studies

•	Director, Canadian Council of Christians and Jews

•	Director, Mount Sinai Hospital

Constance J. Horner—age 65, director since 1994

•	Guest Scholar at the Brookings Institution from 1993 to 2005.

•	Commissioner of U.S. Commission on Civil Rights from 1993 to 1998.

•	Assistant to the President and Director of Presidential Personnel from 1991 to 1993.

•	Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991.

•	Director of:

•	Pfizer Inc.

•	Prudential Financial, Inc.

•	Other Activities:

•	Trustee, Annie E. Casey Foundation

•	Trustee, The Prudential Foundation

•	Fellow, National Academy of Public Administration

Theodore E. Martin—age 67, director since 1996

•	President and Chief Executive Officer of Barnes Group Inc. (manufacturer and distributor of precision springs and custom metal parts) from 1995 until retirement in 1998.

•	Director of:

•	Applera Corporation

•	C. R. Bard, Inc.

•	Strong Tool Company

•	Unisys Corporation

•	Other Activities:

•	Director, Edna McConnell Clark Foundation

•	Trustee (emeritus), Syracuse University

Patricia Nachtigal—age 60, director since 2002

•	Senior Vice President and General Counsel of the Company since 2000.

•	Vice President and General Counsel of the Company from 1992 to 2000.

•	Other Activities:

•	Governor, Rutgers, The State University of New Jersey

•	Trustee, Rutgers, The State University of New Jersey

•	Advisory Trustee, National Multiple Sclerosis Society—Greater North Jersey Chapter

Orin R. Smith—age 71, director since 1995

•

Chairman and Chief Executive Officer of Engelhard Corporation (provider of specialty chemical products, engineered materials and industrial commodities management services for various industries) from 1995 until retirement in 2000.

•	President and Chief Executive Officer of Engelhard Corporation from 1984 to 1995.

•	Director of:

•	Applera Corporation

•	Vulcan Materials Company

•	Other Activities: Trustee, Duxbury Bay Maritime School

Richard J. Swift—age 62, director since 1995

•	Chairman of Financial Accounting Standards Advisory Council from January 2002 until December 2006.

•	Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (provider of design, engineering, construction, manufacturing, management and environmental services) from 1994 until 2001.

•	Director of:

•	CVS Corporation

•	Hubbell Incorporated

•	Kaman Corporation

•	Public Service Enterprise Group

Directors Continuing in Office until 2008

Ann C. Berzin—age 55, director since 2001

•	Private investor since 2001.

•

Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (insurer of municipal bonds and structured finance obligations), a subsidiary of General Electric Capital Corporation, from 1992 to 2001.

•	Director of Kindred Healthcare, Inc.

•	Other Activities: Director, ArtsConnection

Herbert L. Henkel—age 59, director since 1999

•	Chairman of the Board (since May 2000) and President and Chief Executive Officer (since October 1999) of the Company.

•	President and Chief Operating Officer of the Company from April 1999 to October 1999.

•	Chief Operating Officer of Textron Inc. (a multi-industry company with operations in aircraft, automotive, industrial and finance) from 1998 to March 1999.

•	Vice President of Textron Inc. responsible for Textron Industrial Products Segment from 1993 to 1998.

•	Director of C. R. Bard, Inc.

H. William Lichtenberger—age 71, director since 1995

•	Chairman and Chief Executive Officer of Praxair, Inc. (an industrial gases company) from 1992 until retirement in 2000.

•	Director of:

•	AEA LLC

•	Arch Chemicals, Inc.

•	Huntsman Corporation

•	Other Activities: Director and Vice Chairman, Treasure Coast Hospices

Tony L. White—age 60, director since 1997

•	Chairman, President and Chief Executive Officer of Applera Corporation (a developer, manufacturer and marketer of life science systems and genomic information products) since 1995.

•	Executive Vice President of Baxter International Inc. (provider of medical products and services) from 1993 to 1995.

•	Director of C.R. Bard, Inc.

Item 2. Adoption of the Incentive Stock Plan of 2007

The Board of Directors is submitting to the shareholders for their approval the Incentive Stock Plan of 2007 (the “2007 Plan”). With certain modifications, the 2007 Plan is intended to continue the incentive arrangements established by the Amended and Restated Incentive Stock Plan of 1998 (the “1998 Plan”), which expires on May 31, 2007. The amount of shares for which approval is sought is 14,000,000. Upon shareholder approval of the 2007 Plan, no further grants will be made under the Company’s 1998 Plan. As a result, approximately 13.9 million shares that were previously authorized but remain available for grant under the 1998 Plan will no longer be available for grant under the 1998 Plan.

The Company has had shareholder-approved incentive compensation programs since 1959 as a means of providing long-term incentives to key executives of the Company and its subsidiaries. The Board believes that these plans have proved to be an important means of attracting, retaining and motivating key employees and is necessary for the Company to achieve superior performance in the future. Therefore, the approval of the 2007 Plan is vitally important.

The closing price of the Class A common shares on the NYSE composite tape on April 9, 2007 was $43.75.

Description of the 2007 Plan

The 2007 Plan will continue major features of the 1998 Plan authorizing the grant of up to 14,000,000 of such stock incentives, which represents approximately 5% of the outstanding shares as of April 9, 2007. Of the total available stock incentives, no more than 25% shall be in the form of stock awards. Shares not issued because of the termination of individual stock incentives, or for other reasons, can be reused under the 2007 Plan.

The 2007 Plan permits the grant of stock incentives to key employees as determined by the Compensation Committee and to all non-employee directors. Approximately 820 employees (approximately 2% of all employees) are currently considered eligible for the grant of stock incentives. We cannot state the value or number of shares subject to any particular stock incentive to be granted to key employees, since these matters will be determined by the Compensation Committee in the future based on the guidelines described above under the heading “Compensation Discussion and Analysis”. We expect, therefore, that key employees will continue to be granted stock incentives on a basis generally comparable to prior grants. During fiscal year 2006, all current executive officers as a group were granted options to purchase a total of 668,040 Class A common shares at a weighted average exercise price of $39.425 and all employees as a group were granted options (or stock appreciation rights) to purchase a total of 3,003,480 shares at a weighted average exercise price of $39.4469. During fiscal year 2006, non-employee directors were not granted any options. Information concerning stock incentives granted to the executive officers named in the Summary Compensation Table is set forth in Compensation Discussion and Analysis section under the heading “Stock Options”.

The 2007 Plan generally updates certain terms and conditions from the 1998 Plan, particularly with regard to Section 409A of the Internal Revenue Code of 1986 (the “Code”). In addition, the provisions of the 2007 Plan have been designed to allow maximum deductibility of compensation under Section 162(m) of the Code. The 2007 Plan is intended to comply with the performance-based compensation rules under Section 162(m) of the Code.

The 2007 Plan is summarized below. This summary is qualified in its entirety by reference to the text of the 2007 Plan, a copy of which is annexed to this Proxy Statement as Appendix B.

Stock Options and Stock Appreciation Rights

Stock options and stock appreciation rights are forms of stock incentives. Neither options nor stock appreciation rights may be granted at less than the fair market value of our Class A common shares on the date of grant. The term of an option or a stock appreciation right cannot exceed ten years. The 2007 Plan prohibits amending, or canceling and regranting, an option or a stock appreciation right to lower the exercise price.

Stock appreciation rights entitle the holder to receive Class A common shares with a value equal to the difference between the opening price of the Class A common shares on the NYSE on the exercise date and the fair market value at the time the rights were granted. Payment is made in Class A common shares. Stock appreciation rights may be granted either independently or in conjunction with options.

Options and stock appreciation rights terminate within specified periods upon the holder’s termination of employment. A holder of options or rights may not exercise them under any circumstances once they have expired.

Shares purchased under an option may be paid for in cash (or its equivalent) in full at the time of the exercise or through the cashless exercise method subject to the Company withholding for the payment of taxes associated with the exercise of options.

Stock Awards

The 2007 Plan permits the payment of incentive awards in Class A common shares. A stock award may, but need not, be contingent in whole or in part upon the attainment of certain pre-established performance objectives, as described below. Shares subject to an award may be issued at the time the award is granted, or at any time thereafter, or in installments and may be subject to forfeiture as the Compensation Committee may decide.

Performance-Based Awards

The 2007 Plan sets forth the following performance criteria that the Compensation Committee may apply to determine the amount of performance-based awards: consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), net income, operating income, earnings per share, book value per share, return on shareholders’ equity, expense management, return on invested capital, improvements in capital structure, profitability of an identifiable business unit or product, maintenance or improvement of profit margins or revenue, stock price, market share, revenues or sales, costs, available cash flow, working capital, return on assets, total shareholder return, productivity ratios and economic value added, in each case determined without regard to extraordinary items. The maximum amount of performance-based awards that may be awarded to a participant during any calendar year cannot exceed: (i) with respect to performance- based awards that are options or stock appreciation rights, 750,000 shares and (ii) with respect to performance-based awards that are not options or stock appreciation rights, $10,000,000 on the date of the award. In addition, the Compensation Committee can reduce, but not increase, the amount of any performance-based award payable to a participant as it deems appropriate in its discretion.

Limitation on Full Value Awards

The 2007 Plan provides for equity-based awards that fall into two categories: (a) stock options and stock appreciation rights and other similar awards in which potential incentive compensation is based on appreciation in the value of shares (“Appreciation Awards”) and (b) all other stock-based awards in which the potential incentive compensation is based on the full value of shares (“Full Value Awards”). In recognition of the differences between these categories, the 2007 Plan limits the awards of Full Value Awards to 25% of the total number of shares authorized under the 2007 Plan.

Certain Practices Prohibited

The 2007 Plan prohibits repricing of options and stock appreciation rights or the cancellation of options and stock appreciation rights in exchange for such awards with lower exercise prices. Adjustments to outstanding awards based on standard anti-dilution provisions are permitted. The amount of performance-based awards actually paid to any participant under the 2007 Plan cannot be greater than the amount determined by the applicable performance goal formula.

Adjustment and Change in Control Provisions

The 2007 Plan provides that in the event of a recapitalization, split-up or consolidation of Class A common shares of, or other significant corporate transaction involving, the Company, shares subject to a stock incentive shall be equitably adjusted as to number, classification, exercise price or fair market value (in the case of stock appreciation rights) and date of exercise.

Upon a change in control, all outstanding stock options and stock appreciation rights shall become fully vested and exercisable, all performance periods and performance goals associated with performance-based awards shall be deemed to have been met at their target level and all other stock-based awards shall become vested and payable. In addition, the Compensation Committee has authority to take certain actions upon a change in control, including, without limitation, cancellation of awards for fair value.

Term, Administration and Amendment

The 2007 Plan has a term of ten years and is administered by the Compensation Committee which is composed of disinterested independent directors. In general, the Compensation Committee may exercise all of the authority of the Company under the 2007 Plan except amending the 2007 Plan. In addition, all determinations in respect of awards to any key employee or to non-employee directors are made, based upon the recommendations of such Committee, by a committee consisting of all “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934 and as “outside directors” under Section 162(m) of the Code and the regulations promulgated thereunder.

The 2007 Plan may be amended, altered or discontinued by the Board at any time without shareholder approval. No such amendment, alteration or discontinuation may, however, (1) increase the total number of shares that may be issued under the Plan or change the maximum number of shares for which awards may be granted to any participant or (2) diminish the rights of a participant under any award without their consent.

U.S. Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant, exercise and disposition of stock options and other stock-based incentives.

Under present law, the grant of a stock option will create no tax consequences for the participant or the Company. Upon exercise of a nonqualified option (which all options granted under the 1998 Plan have been), the recipient will generally recognize ordinary income equal to the excess of the share’s fair market value on the exercise date over the option exercise price. The Company generally will be entitled to a tax deduction at the same time and in the same amount. Upon the exercise of an incentive stock option (as defined in the Code), no taxable income will be recognized by the participant and the Company will not be entitled to a tax deduction by reason of such exercise. However, if shares purchased pursuant to the exercise of an incentive stock option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant, then the participant will recognize ordinary income in the year of disposition equal to the difference, with certain adjustments, between the fair market value of the shares at the date of exercise and the option exercise price and the Company will generally be entitled to a tax deduction at the same time and in the same amount. In the event of a sale of shares purchased upon exercise of either a nonqualified option or an incentive stock option, any appreciation above or depreciation below the fair market value at the date of exercise will generally qualify as capital gain or loss. If shares purchased upon the exercise of a nonqualified option are transferred to the participant subject to restrictions, then, depending upon the nature of the restrictions, the income realized by the participant and the Company’s tax deduction may be deferred and measured by the excess of the fair market value of the shares over the option price at the time the restrictions lapse.

Stock appreciation rights, stock awards and dividend equivalents generally will not result in taxable income upon grant unless the award is paid at the time of grant. Generally, the above grants will be taxable to a participant as compensation in the year paid and such participant will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of any shares received. The Company generally will be entitled to a deduction at the same time and in the same amount. Any appreciation or depreciation realized on the sale of shares after transfer to the participant will result in capital gain or loss, and the Company will have no tax consequences with respect thereto.

The Board of Directors recommends a vote FOR this proposal.

Item 3. Approval of Appointment of Independent Auditors

Under Bermuda law, our shareholders have the authority to appoint the independent auditors of the Company and to authorize our Board of Directors to fix the auditors’ remuneration. At the Annual General Meeting, shareholders will be asked to appoint PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2007, and to authorize the Board of Directors to fix the independent auditors’ remuneration. PricewaterhouseCoopers LLP (“PwC”) has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company’s affairs and its ability, is considered best qualified to perform this important function.

Representatives of PwC are expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Board of Directors recommends a vote FOR the proposal to appoint PricewaterhouseCoopers LLP as independent auditors of the Company and to authorize the Board of Directors to fix the auditors’ remuneration.

Audit Committee Report

While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors those processes. In this context, the Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States).

In early 2005, the Company’s independent auditor, PwC, informed the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board and the Audit Committee that certain non-audit work that PwC had previously performed in China and Taiwan raised questions regarding its independence with respect to its performance of audit services for the Company.

During the fiscal years 2004, 2003, 2002 and 2001, certain PwC affiliates, in connection with the preparation of local tax returns of expatriate Company employees, made tax payments to local tax authorities on behalf of individual employees. As a result, PwC’s foreign affiliates had temporary custody of small amounts of the Company’s corporate funds.

The fees paid to PwC’s foreign affiliates in China and Taiwan for the preparation of these tax returns, including the services mentioned above, were approximately $433, $14,765, $24,849 and $18,767 for the years 2004, 2003, 2002 and 2001, respectively. These services were discontinued in 2004.

The Audit Committee reviewed the facts surrounding these services provided by PwC. PwC informed the Audit Committee that it does not believe that the performance of the tax services described above has impaired PwC’s independence. In light of the de minimis fees paid to PwC, the ministerial nature of the actions performed and the fact that the services have been discontinued, neither our Audit Committee nor PwC believes that PwC’s independence was impaired by the performance of these services. In addition, our Audit Committee and PwC believe that PwC maintained its independence during fiscal years 2005 and 2006.

In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PwC the auditors’ independence from the Company and its management in connection with the matters stated therein. The Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Committee has concluded that the independent auditors are independent from the Company and its management.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC. The Audit Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE

Richard J. Swift (Chair)
Ann C. Berzin
H. William Lichtenberger
Theodore E. Martin

Fees of the Independent Auditors

The following table shows the fees paid or accrued by the Company for audit and other services provided by PwC for the fiscal years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees(a)	$13,319,000	$12,384,000
Audit-Related Fees(b)	150,000	306,000
Tax Fees(c)	1,068,000	1,365,000
All Other Fees(d)	4,000	181,000

Total	$14,541,000	$14,236,000

(a)	Audit Fees for the fiscal years ended December 31, 2006 and 2005, respectively, were for professional services rendered for the audits of the annual consolidated financial statements of the Company and include quarterly reviews, statutory audits, issuance of comfort letters and consents and assistance with, and review of, documents filed with the SEC. Audit fees for December 31, 2006, and December 31, 2005, also include fees related to the audit of internal controls. The Company reported Audit Fees for fiscal year 2005 of $11,585,000 in its 2006 proxy statement. The difference of approximately $800,000 is attributable to additional statutory audits performed in fiscal year 2005, but not identified until after the date of the 2006 proxy statement.
(b)	Audit-Related Fees consist of assurance and related services that are reasonably related to performing the audit and review of our financial statements. Audit-Related Fees for the years ended December 31, 2006 and 2005 include services related to audits of employee benefit plans and audits in connection with dispositions.
(c)	Tax Fees for the years ended December 31, 2006 and 2005, respectively, include consultation and compliance services and services related to the Company’s foreign sales corporation and to research and development credits.
(d)	All Other Fees for the years ended December 31, 2006 and 2005, respectively, include license fees for global best practices database and technical accounting software, and review of a refund application for anti-dumping payments under the Continued Dumping Subsidy Offset Act.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit Committee approval of specific projects over $100,000, even if included in the approved budget; and (iii) requires Audit Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit Committee pre-approved all of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

Item 4. Shareholder Proposal Requiring a Shareholder Vote on an Advisory Resolution

With Respect to Executive Compensation

The American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington, D.C. 20036, has advised the Company that it beneficially owns 2,126 shares of the Company’s Class A common shares and that it intends to present the following proposal for consideration at the Annual General Meeting. The shareholder proposal is included in this proxy statement exactly as submitted by the shareholder proponent. The Board’s recommendation on the proposal is presented on the page following the proposal.

Shareholder Proposal

RESOLVED, that stockholders of Ingersoll-Rand Company Limited (“IR”) urge the board of directors to adopt a policy that IR stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at IR has not always been structured in ways that best serve stockholders’ interests. For example, in 2005, Chairman and CEO Herb Henkel’s pay package included an $8,479,365 bonus and 450,000 stock options, and he also received $117,519 for travel on company provided aircraft for personal purposes.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives stockholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards do require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)).

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge IR’s board to allow stockholders to express their opinion about senior executive compensation at IR by establishing an annual referendum process. The results of such a vote would, we think, provide IR with useful information about whether stockholders view the company’s senior executive compensation, as reported each year, to be in stockholders’ best interests.

We urge stockholders to vote for this proposal.

Board of Directors Statement in Opposition to the Shareholder Proposal

The Company urges shareholders to vote against the shareholder proposal for several reasons. First, the annual referendum process requested by the shareholder proposal is impractical when much more effective and meaningful means for shareholders to communicate with the Board are available. As discussed under the heading “Shareholder Communications with Directors,” shareholders and other interested parties may communicate with members of the Company’s Board of Directors, the non-employee directors or any individual director (including the Lead Director) by writing to the Board through the mail or a dedicated email address. Depending on the nature of the communication and to whom it is directed, the Secretary of the Company will direct the communication to the appropriate director, the relevant department of the Company or handle it directly. In addition, the Corporate Governance and Nominating Committee is given quarterly updates on all communications sent to any member of the Board by shareholders.

While the Board believes that the Compensation Committee is in the best position to determine executive compensation levels, the Board appreciates that the shareholders’ views must be heard and valued. We believe that direct communications between shareholders and the Board is a much more effective and accurate method of expressing support or criticism of the Company’s executive compensation practices. Unlike the vote advocated by the proposal, communicating directly with the Board will allow you to voice any specific observations or objections to the Company’s executive compensation practices directly to the decision makers, as opposed to voting on the SEC prescribed disclosure made in the Summary Compensation Table (“SCT”) and accompanying narrative disclosure made by those decision makers. Moreover, communicating directly with the Board will eliminate the need for the Compensation Committee to speculate as to the meaning of shareholder approval or disapproval of the SCT.

Second, we believe that an advisory vote would not have any legal effect on any compensation arrangement. Most importantly, an advisory vote would not provide the Compensation Committee with any meaningful insight into any specific shareholder concerns regarding executive compensation that it could address when considering the Company’s compensation programs. Similarly, the Compensation Committee would not be able to determine whether a vote “for” the SCT and accompanying narrative disclosure signifies that shareholders approve of the Company’s executive compensation practices, or if the vote merely signifies that shareholders approve of the overall format and tone of the SCT and accompanying narrative disclosure. Conversely, the Compensation Committee would not be able to determine if an “against” vote indicates that shareholders do not like the format, presentation or style of the SCT, or if shareholders disapprove of the Company’s underlying compensation practices. The lack of clarity as to the meaning of the vote requested by the proposal eliminates any benefits it offers.

Finally, the vote advocated by the proposal fails to recognize that the Compensation Committee, based on input from its consultants and a review of competitive benchmark data, believes that the current compensation structure is appropriately balanced to accomplish the important task of recruiting, retaining and motivating talented executives. The Compensation Committee, which is composed entirely of independent directors, oversees the Company’s executive compensation program. The Company and the Compensation Committee continually monitor the executive compensation programs and adopt changes to reflect the ever-changing, global marketplace in which the Company competes for executives. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with shareholder interests.

The Company does not believe the advisory vote called for by the shareholder proposal will improve the efficiency of the Company’s compensation programs or its disclosures regarding the compensation programs, or otherwise is in the best interests of its shareholders. Instead of encouraging shareholders to take advantage of the Company’s current policies and procedures for communicating with the Board, the proposal advocates substituting a less effective mechanism, which fails to express the intent of the vote. The Company urges shareholders to reject this approach.

For the Reasons Stated Above, the Board of Directors Unanimously Recommends a Vote AGAINST this Shareholder Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 9, 2007, the beneficial ownership of our Class A common shares by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name	Class A Common Shares(a)		ESP and LESOP Shares(b)	Options Exercisable Within 60 Days(c)	Deferred Share Units(d)
A.C. Berzin	4,000		—	9,000	25,062
G.D. Forsee	—		—	—	—
P.C. Godsoe	6,000		—	22,500	29,591
H.L. Henkel	10,000	(e)	7,202	2,927,900	247,183
C.J. Horner	1,765		—	—	25,584
M.W. Lamach	—		665	217,580	41,407
H.W. Lichtenberger	7,000		—	27,000	49,905
T.E. Martin	1,524		—	31,500	44,098
T.R. McLevish	—		1,210	325,440	44,832
P. Nachtigal	64,042		672	447,626	71,617
O.R. Smith	3,000		—	27,000	54,026
R.J. Swift	1,500		—	18,000	46,907
C.P. Vasiloff	19,240		21,320	357,580	44,837
T.L. White	1,500		—	27,000	42,220
All directors and executive officers as a group (19 persons)(f)	140,047		39,927	5,021,019	877,427

(a)	Unless otherwise indicated, all shares are held directly. No director or executive officer of the Company owns as much as 1% of the outstanding Class A common shares.

(b)	Represents Class A common shares held by the trustee under the Ingersoll-Rand Company Employee Savings Plan (“ESP”) and the IR/Clark Leveraged Employee Stock Ownership Plan (“LESOP”) for the benefit of executive officers.

(c)	Represents Class A common shares as to which directors and executive officers had options exercisable within 60 days of April 9, 2007, under the Company’s Incentive Stock Plans.

(d)	In the case of non-employee directors, these amounts represent common share equivalents earned and vested under the IR Directors Deferred Compensation and Stock Award Plan (the “Director Deferral Plan I”) and the IR Directors Deferred Compensation and Stock Award Plan II (the “Director Deferral Plan II” and, together with the Director Deferral Plan I, referred to as the “Director Deferral Plans”) (both of which are referred to below under the heading “Compensation of Directors”). In the case of executive officers these amounts represent (i) Class A common share equivalents earned and vested under the IR Executive Deferred Compensation Plan (the “EDCP Plan I”) and the IR Executive Deferred Compensation Plan II (the “EDCP Plan II” and, together with the EDPC Plan I, the “EDCP Plans”) and (ii) Class A common share equivalents resulting from dividends on stock awards deferred at the election of the executives.

(e)	Includes 4,000 Class A common shares held in the names of Mr. Henkel’s daughters, as to which beneficial ownership is disclaimed.

(f)	The Class A common shares beneficially owned by all directors and executive officers as a group (including shares issuable under exercisable options) aggregated approximately 2% of the total outstanding Class A common shares. Common share equivalents accrued under the Director Deferral Plans, the EDCP Plans and the supplemental employee savings plan are not counted as outstanding shares in calculating these percentages.

The following table sets forth each shareholder which, as of April 9, 2007, is known by us to be the beneficial owner of more than 5% of the outstanding Class A common shares of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	25,740,879	(a)	8.47%

(a)	Information regarding Barclays Global Investors, NA. and its stockholdings was obtained from a Schedule 13G filed with the SEC on January 23, 2007. The filing indicated that, as of December 31, 2006, Barclays Global Investors, NA. had sole investment power as to all of such shares and sole voting power as to 23,606,246 of such shares.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. You can find a copy of our Corporate Governance Guidelines, which include our guidelines for determining the independence of directors, attached to this proxy statement as Appendix A. In addition, our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance.” Copies of these documents are also available, free of charge, in print to any shareholder who requests them.

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The role of the Board is to oversee the management and governance of the Company and monitor senior management’s performance.

Board Responsibilities

The Board’s core responsibilities include:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	reviewing the Company’s financial controls and reporting systems;

•	reviewing the Company’s ethical standards and compliance procedures; and

•	evaluating the performance of the Board, Board committees and individual directors.

Director Compensation and Stock Ownership

It is the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director and that a significant portion of those fees be in the form of Ingersoll Rand Class A common shares or common share equivalents. Annually, $95,000 of the director’s compensation is deferred into the Company’s Class A common share equivalents that cannot be sold or transferred until the director’s resignation or retirement.

Board Size and Composition

The Board consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board has the following four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee. The Board of Directors has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards. Committee memberships and chairs are rotated periodically.

Board Advisors

The Board and its committees may, under their respective charters, retain their own advisors to carry out their responsibilities.

Executive Sessions

The Company’s independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.

Lead Director

The Board appoints a Lead Director annually from among the independent directors who are not Board committee chairs. Our current Lead Director, whose term will expire at the end of the Annual General Meeting, is Peter Godsoe. Beginning after the Annual General Meeting, our Lead Director will be Theodore E. Martin. Our Lead Director (a) presides at all meetings of the directors at which the Chairman is not present, including executive sessions of the directors; (b) serves as a liaison between the Chairman and the independent directors; (c) approves the information sent to the directors; (d) with input from the other independent directors, approves Board meeting agendas and Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (e) has the authority to call meetings of the independent directors; and (f) is available for direct communication from major shareholders.

Board Evaluation

The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each time a director stands for renomination.

Director Orientation and Education

The Company has developed an orientation program for new directors and provides continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.

Director Nomination Process

The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Declassified Board

At the 2005 annual general meeting of shareholders, the shareholders voted to amend the Company’s Bye-laws to eliminate the classification of the Board, effective with the election of directors at the 2006 annual general meeting. Directors elected at the 2005 annual general meeting will each serve out the remainder of their three-year terms before standing for re-election. Directors nominated for election at the 2006 and 2007 annual general meetings and thereafter will be elected for a one-year term. In addition, directors elected by the Board of Directors to fill vacancies caused by the resignation, retirement or death of a director or the creation of a new directorship stand for election at the next Annual General Meeting.

Director Independence

The Board has determined that all of our directors (including Gary Forsee, a new nominee to the Board), except H. L. Henkel and P. Nachtigal, who are employees of the Company, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. A copy of Exhibit I to our Corporate Governance Guidelines is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.” In making its determination, the Board examined relationships between directors (including Gary Forsee) or their affiliates with the Company and its affiliates and determined that each such relationship did not impair the director’s independence. In particular, with respect to each of the most recent three completed fiscal years, the Board considered that the Company purchased products from Sprint Nextel Corporation, where Mr. Forsee serves as Chairman of the Board and Chief Executive Officer, and 3M Company, where Mr. Buckley serves as Chairman, President and Chief Executive Officer, in each case, in aggregate amounts substantially less than 1% of the revenues of each of the Company, Sprint Nextel Corporation and 3M Company in any such year.

In addition, the Board considered that during 2006 and continuing into 2007, Kenneth Martin, a son of Theodore E. Martin, a member of the Audit Committee and Finance Committee, was employed in a non-executive capacity by a subsidiary of the Company making up a part of the Road Development business unit. In 2006, he was paid salary and bonus aggregating approximately $190,000. Consistent with the NYSE standards and the Company’s Corporate Governance Guidelines, the Board has determined that this relationship did not affect Mr. Martin’s status as an independent director. In February 2007, the Company announced it had entered into a contract to sell its Road Development business unit. As of the close of the transaction, which is expected to occur in the second quarter of 2007, Kenneth Martin will no longer be employed by the Company.

Shareholder Communications with Directors

Shareholders and other interested parties wishing to communicate with the Board, the non-employee directors or any individual director (including our Lead Director) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at irboard@irco.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Code of Conduct

The Company has adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available at our website located at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance” and a copy is also available, free of charge, in print to any shareholder who requests it. Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

Committees of the Board

Audit Committee

Members:	Richard J. Swift (Chair)
Ann C. Berzin
H. William Lichtenberger
Theodore E. Martin

Key Functions:

•

Review annual audited and quarterly financial statements, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting.

•	Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.

•	Review the scope of the audit and the findings and approve the fees of the independent auditors.

•	Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

•	Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.

The Board of Directors has determined that each member of the Audit Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards and has determined that each member of the Audit Committee meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC.

A copy of the charter of the Audit Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Compensation Committee

Members:	Orin R. Smith (Chair) Peter C. Godsoe Constance J. Horner Tony L. White

Key Functions:

•	Establish executive compensation policies.

•

Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance against those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation.

•	Approve compensation of officers and key employees.

•	Administer the Company’s equity compensation plans.

•	Review and recommend changes in principal employee benefit programs.

For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors”, respectively.

The Board of Directors has determined that each member of the Compensation Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards. In addition, the Board has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.

A copy of the charter of the Compensation Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Corporate Governance and Nominating Committee

Members:	Constance J. Horner (Chair) Peter C. Godsoe Orin R. Smith Tony L. White

Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.

•	Recommend individuals for election as officers.

•	Review the Company’s Corporate Governance Guidelines and make recommendations for changes.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers.

•	Take a leadership role in shaping the corporate governance of the Company.

The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards.

A copy of the charter of the Corporate Governance and Nominating Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Finance Committee

Members:	H. William Lichtenberger (Chair) Ann C. Berzin Theodore E. Martin Richard J. Swift

Key Functions:

•	Review proposed borrowings and issuances of securities.

•	Recommend to the Board the dividends to be paid on our common shares.

•	Review cash management policies.

•	Review periodic reports of the investment performance of the Company’s employee benefit plans.

The Board of Directors has determined that each member of the Finance Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards.

A copy of the charter of the Finance Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Board, Committee and Annual Meeting Attendance

The Board and its committees held the following number of meetings during the fiscal year ended December 31, 2006:

Board	6
Audit Committee	8
Compensation Committee	6
Corporate Governance and Nominating Committee	7
Finance Committee	6

Each incumbent director attended 90% or more of the total number of meetings of the Board and the committees on which he or she served during the year. The Company’s non-employee directors held 4 independent director meetings without management present during the fiscal year 2006.

The Company expects all Board members to attend the Annual General Meeting, but from time to time other commitments prevent all directors from attending the meeting. All of the directors attended the most recent annual general meeting of shareholders, which was held on June 7, 2006.

Compensation of Directors

2006 Director Compensation

For fiscal year 2006, non-employee directors received an annual cash retainer of $50,000 and $1,500 for attendance at each board or committee meeting ($2,000 in the case of Audit Committee meetings), except that committee chairs received $3,000 per committee meeting. Each non-employee director also received $1,500 for participating in quarterly pre-earnings release telephone calls, participating in committee meetings other than the committees of which the director is a member, and participating in other information or planning sessions at the request of management, except that Audit Committee members received $2,000 for each pre-earnings release telephone call. The chair of the Audit Committee also received a $20,000 annual cash retainer. The Lead Director received $3,000 for each meeting of the independent directors as well as $3,000 for each session held with the full Board to review the outcome of the independent directors’ meeting. In addition, each non-employee director was credited annually with common share equivalents representing $60,000 in fair market value of Class A common shares. The Class A common share equivalents were credited to an account maintained for each non-employee director (a “Deferred Compensation Account”) in our Director Deferral Plan I (as described below) and, for all amounts credited after December 31, 2004, in our Director Deferral Plan II (as described below).

2007 Director Compensation

For fiscal year 2007 and future fiscal years, non-employee directors will receive an annual cash retainer of $80,000. When board or committee meetings exceed the regularly scheduled meetings (6 meetings for the Board and each Committee other than Audit, and 8 meetings for the Audit Committee) or when unscheduled planning sessions are held at the request of management, each non-employee director will receive an additional $2,500 for attending such meeting or session. The chair of the Audit Committee will receive a $30,000 annual cash retainer and the chairs of the Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee will each receive a $10,000 annual cash retainer. The Lead Director will receive a $15,000 annual cash retainer and each Audit Committee member (other than the Audit Committee chair) will receive a $5,000 annual cash retainer. In addition, each non-employee director will be credited annually with common share equivalents representing $95,000 in fair market value of Class A common shares. The common share equivalents will be credited to the Deferred Compensation Account in our Director Deferral Plan II.

Director Deferred Compensation

The Director Deferral Plans are unfunded, non-qualified plans that enable non-employee directors to defer receipt of all or a part of their cash retainer and other fees. In light of the American Jobs Creation Act of 2004, a “mirror plan” for the Director Deferral Plan I was created (referred to in this proxy statement as the Director Deferral Plan II). The purpose of this mirror plan is not to provide additional benefits to directors, but merely to preserve the tax treatment of the original Director Deferral Plan I, which is a plan that was in place prior to December 31, 2004. Until August 2006, if a director deferred his or her fees and elected to have the deferred fees invested in Class A common share equivalents, an additional 20% of the retainer and meeting fees that were deferred was credited to the director’s Deferred Compensation Account. Effective August 2006, the 20% supplemental amount on deferrals was eliminated and amounts deferred into Class A common share equivalents thereafter will not be increased by 20%. Each director is fully vested in amounts credited to the director’s Deferred Compensation Account. Under the Director Deferral Plans, all distributions are made in cash, based on the value of the account at the time of distribution.

2006 Director Compensation

The compensation earned by our non-employee directors for the year ended December 31, 2006, is summarized in the table below:

Name	Fees earned or paid in cash ($)(a)	All Other Compensation ($)(b)	Total ($)
A.C. Berzin	96,500	70,433	166,933
G.W. Buckley (c)	45,000	30,000	75,000
P.C. Godsoe	86,000	60,000	146,000
C.J. Horner	90,500	60,000	150,500
H.W. Lichtenberger	95,000	70,933	165,933
T.E. Martin	88,000	70,033	158,033
O.R. Smith	87,500	69,433	156,933
R.J. Swift	124,000	73,833	197,833
T.L. White	78,500	68,533	147,033

(a)	The amounts in this column represent the $50,000 annual cash retainer, the Board, Committee and other meeting or session fees, the Lead Director fees and the Audit Committee Chair retainer as summarized in the table below:

	Cash Retainer ($)	Audit Chair Retainer ($)	Board, Committee and Other Meeting or Session Fees($)	Lead Director Fees($)
A.C. Berzin	50,000	—	43,500	3,000
G.W. Buckley	25,000	—	14,000	6,000
P.C. Godsoe	50,000	—	27,000	9,000
C.J. Horner	50,000	—	40,500	—
H.W. Lichtenberger	50,000	—	45,000	—
T.E. Martin	50,000	—	38,000	—
O.R. Smith	50,000	—	37,500	—
R.J. Swift	50,000	20,000	54,000	—
T.L. White	50,000	—	28,500	—

In addition to the $60,000 of common share equivalents credited to the Deferred Compensation Account for each non-employee director in our Director Deferral Plan II, every non-employee director (other than Mr. Godsoe and Ms. Horner) deferred all of their cash retainers and meeting fees and, of the directors who chose to defer such retainers and fees, all directors (other than Mr. Buckley) elected to invest those deferred amounts in Class A common share equivalents in the Director Deferral Plan II.

(b)	The amounts in this column represent the $60,000 Class A common share equivalent retainer provided to each non-employee director for fiscal year 2006 and the value of the 20% additional amount received by each non-employee director that elected to defer all or a portion of their cash retainer and meeting fees into Class A common share equivalents under the Director Deferral Plan II.

(c)	George W. Buckley declined to stand for re-election to the Board of Directors at the 2006 annual general meeting of shareholders due to time demands of his new position as Chairman, President and Chief Executive Officer of 3M Company. The compensation reflected for Mr. Buckley is through June 2006.

For each non-employee director at December 31, 2006, the following table reflects unexercised stock options, all of which are vested:

Stock Options(#)
A.C. Berzin	9,000
G.W. Buckley	4,500
P.C. Godsoe	22,500
C.J. Horner	—
H.W. Lichtenberger	31,500
T.E. Martin	31,500
O.R. Smith	27,000
R.J. Swift	18,000
T.L. White	31,500

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The role of the Compensation Committee, which is composed solely of independent directors, is to oversee the Company’s compensation plans and policies, administer its equity-based plans (including the review and approval of stock option grants to executive officers) and review and approve all compensation relating to executive officers, including the five executive officers named in the Summary Compensation Table (the “NEOs”). Decisions regarding the compensation elements and amounts for the CEO are decided exclusively by the Compensation Committee, and the CEO is not privy to this information until decisions have been made. Decisions regarding compensation for the other executive officers are decided by the Compensation Committee based on recommendations made by management and the CEO. In addition, the Compensation Committee is responsible for reviewing employee benefit plans and making recommendations to the Board of Directors for significant amendments or termination of the Company’s executive incentive compensation plans and equity-based plans as well as its principal pension and welfare plans. The full details of the Compensation Committee’s duties are described in the Charter of the Compensation Committee, which is available on our website at www.ingersollrand.com.

On occasion, the Compensation Committee has used the services of an independent compensation consultant, Frederic W. Cook & Co., Inc., which the Company does not otherwise use.

Compensation Philosophy—Beliefs and Principles

The purpose of the Company’s executive compensation programs is to enable it to attract, retain, deploy and focus the talents and energies of employees who are capable of meeting the current and future goals of the Company, most notably, the creation of shareholder value.

Five design principles govern the executive compensation programs:

1. General program competitiveness:

Total compensation opportunities within the Company must serve to attract and retain top performers. All of the Company’s executive compensation programs are based on market data to ensure their competitiveness. We establish our program target award levels at or near the median (50th percentile) of the markets in which we operate.

2. Pay for performance:

A large percentage of an executive’s total compensation opportunity is contingent on, and variable with, performance. Performance is measured on: 1) actual business unit and Company financial performance against pre-established business plans and 2) the executive’s ability to achieve Company objectives, develop and carry out strategic initiatives, contribute to both the dramatic growth and operational excellence of the Company, and demonstrate collaboration in the pursuit of a one-company culture. Total compensation can exceed the market median if performance exceeds the target. Conversely, if performance falls short of the target, total compensation should fall below the currently prevailing market median.

3. Internal parity:

An employee’s total compensation opportunity is proportionate with work contribution, which is a function of each individual’s role. Thus, jobs of similar value are assigned similar compensation opportunity.

4. Alignment with various business strategies:

The executive compensation programs are structured to be flexible in recognizing that individuals within business units must focus on specific financial measures to meet the short and long term plans of the business unit for which they are accountable. This principle, in conjunction with the Company-wide philosophy of general competitiveness, pay for performance and internal parity, determines the award opportunity for business unit leaders. Thus, it is not only possible but also desirable for certain sector or business unit leaders to earn substantial awards in years when their units outperform the Company as a whole. Conversely, if a sector or business unit fails to meet its annual plan, that sector or business unit’s leader may earn a lesser award in that year than his or her peers in a business unit or sector that did meet or exceed its goals.

5. Shareholder alignment:

The value of the variable compensation components, i.e. annual cash incentive payments plus equity-based awards, which make up a substantial portion of the executive’s compensation, is directly linked to the financial performance of the Company and to the value of the Company’s Class A common shares. Thus, the variable pay programs provide a strong incentive to create shareholder value, and establish clear alignment of the interests of our shareholders and of the executives.

Executive Compensation Programs

Peer Group Comparison

The Compensation Committee periodically reviews and evaluates its executive officer compensation practices against the practices and pay levels of other similar companies with which we compete for executive talent and, in many cases, customers. These comparisons are conducted throughout the year through a variety of methods such as: direct analysis of the proxy statements of other diversified industrial companies (see peer group below) ranging in size from approximately $5 billion to $32 billion in revenues (roughly half to double the Company’s size in terms of revenues, with one exception), a review of compilations of survey data of companies of similar size in a range of industries published by several independent consulting firms, and a review of customized compensation surveys performed by independent consulting firms. Some of the companies included in these compensation surveys are the same as those comprising the Standard & Poor’s Industrial Machinery Index referred to in the Company’s Annual Report on Form 10-K under the caption “Performance Graph.”

Program Structure and Compensation Committee Judgment

The Company has designed the executive compensation programs in particular to reward improvement in earnings, sales and other financial measures, as well as operational excellence and sustained individual performance. Because we operate in an ever-changing environment that is affected by economic, technology, regulatory and competitive factors beyond our control, the Compensation Committee may consider such factors in its process of setting specific performance targets for annual incentive awards and in actually determining such awards.

The Company makes decisions relating to program design and pay adjustments in the context of the guiding principles and overall compensation objectives described above as well as market practices. To accomplish these objectives, we must have compensation and benefits programs that provide competitive total rewards relative to the labor markets for our executives while controlling costs for the benefit of our shareholders. We intend total compensation opportunities to be targeted at or near the median of the markets in which we operate. The position of each particular executive in the targeted range may fluctuate in any given year based on salary increases, annual incentives and equity-based plan grants, all of which are driven by attainment of individual and corporate financial measures which are described below. In addition, the targeted range itself will vary from year to year depending upon changes in compensation for the peer group companies and employment market competitiveness in general. Therefore, while the Compensation Committee believes that it is important to base compensation decisions on the most recent data available, it retains the discretion to go above or below the targeted award ranges for any individual or for any specific element of compensation. Although the compensation programs provide the Compensation Committee with formulaic guidelines and a framework within which to exercise their collective judgment, ultimately, the Compensation Committee uses their collective judgment when determining precisely how much to pay the NEOs. Consequently, the actual amounts of compensation that we pay to our executives may be more or less than the targeted compensation opportunity in any given year.

Total Direct Compensation

An executive’s total direct compensation opportunity is comprised of four key programs: base salary, the annual incentive matrix (“AIM”) program, the performance share program (the “PSP”) and the stock option program.

Base Salaries

We determine base salaries for the Company’s executive officers, including the NEOs, by evaluating the responsibilities of the executive officers, their competence to perform their role and by reference to the competitive marketplace for executive talent, as described above. Base salaries are the basis for each AIM target award level, which is expressed as a percentage of base salary.

The Annual Incentive Matrix (AIM) Program

The AIM program is an annual cash incentive program that provides rewards for the achievement of pre-established annual performance objectives, which are based on the annual operating plan of the Company’s business units, sectors, and enterprise as a whole. An annual target award level, expressed as a percentage of base salary, is established for each participant. The target award level is based on the relative importance of each participant’s role within the Company as well as the compensation levels of similar jobs in other comparable companies. The program provides annual cash awards that are contingent on, and variable with, specific performance measures, associated with individual, business unit and enterprise performance. Awards can range from zero to 150% of target.

For fiscal year 2006, the pre-established performance targets for EPS, ACF and ROIC were $3.35, $850 million and 14.7%, respectively. The actual reported fiscal year 2006 results were $3.20, $760 million and 13.3%, respectively. The fiscal year 2006 results used to calculate the variable compensation awards were $3.26, $792 million and 13.7%, respectively. The difference between the reported results and those used to calculate the variable compensation awards is attributable to internal adjustments resulting from one-time events (such as unplanned acquisitions and an unanticipated tax charge) and the acceleration of the share repurchase program.

The CEO’s 2006 AIM Award

The CEO’s AIM opportunity for the fiscal year 2006 was based on a target award level of 175% of base salary, which for the 2006 performance period (paid in February 2007) was $2,100,000 (175% of base salary of $1,200,000). Actual awards under the program can vary according to performance from zero to 150% of the target, in this case, up to $3,150,000. Performance is measured by three financial measures as compared to a pre-established plan, weighted as follows:

Earnings Per Share (EPS) vs. Plan	60%
Available Cash Flow (ACF) vs. Plan	20%
Return on Invested Capital (ROIC) vs. Plan	20%

The Compensation Committee reviews the annual performance against the financial measures as described above, and then applies the Compensation Committee’s collective judgment regarding the CEO’s overall performance. The calculation is as follows:

For the fiscal year 2006 performance period, the actual results for EPS, ACF and ROIC were below the Company’s 2006 annual operating plan and therefore resulted in a calculated award to the CEO that was below his target award. After a review of these results, the Compensation Committee awarded the CEO an AIM award of $2,000,000, which is one-third less than the AIM award of $3,000,000 granted last year.

The AIM Award for Other Named Executive Officers (NEOs)

The other NEOs are in two categories: sector presidents or functional staff leaders, such as the Chief Financial Officer and the General Counsel.

Sector presidents receive AIM awards that are based on a target award level expressed as a percentage of salary, and are a function of their individual performance, the financial performance of their sector (measured by sales, operating income (OI), available cash flow (ACF) and return on invested capital (ROIC)), and the financial performance of the enterprise as a whole. The calculation is as follows:

The relative weight assigned to each performance category varies by sector depending on the particular business strategy and circumstances for each unit. For sector participants the emphasis is on individual and sector performance, but with some exposure to the performance of the enterprise as a whole, that is, + 5%. If the financial performance category is at or below 80% of plan, the program produces a zero award for that category, and that in turn results in a zero award in total.

Similarly, functional staff leaders receive AIM awards that are based on a target award level, expressed as a percentage of base salary, and are a function of their individual performance and the financial performance of the enterprise. The calculation is as follows:

For functional staff leaders, the emphasis is on individual performance and enterprise performance measured in terms of EPS, ACF and ROIC. Likewise, if the financial performance category is at or below 80% of plan, the program produces a zero award for that category, and that in turn results in a zero award in total.

Performance Share Program (PSP)

The PSP program provides annual awards for the achievement of pre-established annual financial performance of the Company for all participants, including the CEO, and long-term strategic initiatives for only the CEO. Annual target award levels, expressed as a number of Class A common share equivalents, are established for each participant. The maximum payout opportunity is 200% of the annual target award level. In February of each year, the CEO provides the Compensation Committee with a list of definitive, measurable objectives for the coming year for review and approval. These objectives are tied to the Company’s stated philosophy of dramatic growth, operational excellence and improved organizational effectiveness. The following year, achievement toward these objectives is reviewed by the Compensation Committee, and is used, in conjunction with the financial measures, to determine the CEO’s award under this program. As stated earlier, the financial measures determine the payment for all other participants. Payment of the PSP program award is made annually in cash unless deferred by the participant into the executive deferred compensation plan. The actual cash award is determined by multiplying the share award by the value of the Company’s Class A common shares on the date of the determination of the award.

For fiscal year 2006, the calculation of the CEO’s PSP payment is as follows:

The share value on the day of the determination of the award was $43.125, resulting in a PSP award of $3,523,313. For the other NEOs, the PSP award is also based on pre-established target levels and financial performance against plan. The 2006 PSP calculation for the other NEOs is as follows:

The fiscal year 2006 results in these categories illustrate the pay-for-performance sensitivity of this program:

	Weight	Plan	2006 Results	Raw Performance Score	Compensation Factor	Weighted Score
EPS	60%	$3.35	$3.26	97.3%	86.5%	51.9%
ACF	20%	$850mill	$792mill	93.2%	83.0%	16.6%
ROIC	20%	14.7%	13.7%	93.2%	66.0%	13.2%

Total Score						81.7%

The raw performance score shown above does not directly determine the weighted score because there is a minimum percentage that must be achieved in the raw performance score in each particular element (EPS, ACF and ROIC) before that element would even be counted in the calculation. For example, an EPS raw performance score at or below 80% would result in a zero compensation factor, while an EPS raw performance score of 97.3%, as reported in the table above, resulted in a compensation factor of 86.5%. Similarly, other minimum percentages apply to the remaining financial measures (ACF and ROIC).

The resulting PSP award calculation for all of the NEOs is as follows:

	PSP Target Award Level	Long Term Strategic Initiatives	Financial Performance Factor	Committee Judgment	Resulting Award
H.L. Henkel	100,000 shares	100%	81.7%	No Adjustment	81,700 shares
T.R. McLevish	18,000 shares	N/A	81.7%	No Adjustment	13,212 shares
M.W. Lamach	12,000 shares	N/A	81.7%	No Adjustment	8,808 shares
P. Nachtigal	12,000 shares	N/A	81.7%	No Adjustment	8,808 shares
C.P. Vasiloff	12,000 shares	N/A	81.7%	No Adjustment	8,808 shares

As depicted above, as a result of 2006 performance below plan, the program produced awards below their target opportunity for all NEOS, including the CEO.

Stock Options

The Company’s stock option program supports the Company’s belief in the principle of pay for performance. The Company’s stock option program has both a short-term and a long-term dimension. It is short-term in that it is an annual plan with award size based on annual performance. It is long-term in that the stock options vest one-third a year over three years and the value created through the rising market value of our Class A common shares over the ten-year term of the options is a reflection of the effectiveness of our sustained long-term efforts.

Stock options under the Company’s Incentive Stock Plan of 1998 have been granted annually at an exercise price equal to the fair market value of Class A common shares on the date of grant. Under the Incentive Stock Plan of 1998, options can never be issued at less than fair market value. Generally, options granted to all active program participants, including executive officers, become exercisable in three equal annual installments after the date of grant and expire on the tenth anniversary of the grant.

For fiscal year 2006, the pre-established target for EPS was $3.35 while the fiscal year 2006 EPS used to calculate the stock option awards was $3.26, that is, 97.3% of the enterprise business plan.

2006 Stock Option Award for the CEO

Similar to the PSP program approach, the score for individual performance is multiplied by the score for EPS performance and then applied to the target option shares. Thus the maximum payout is limited to 150% of the target option shares (that is, 125% x 120% = 150%).

The same 2006 EPS performance measure applies to other program participants including the other NEOs, along with each participant’s leadership competency-based objectives.

The Mix of Total Direct Compensation

The chart below shows the relative proportion of each program by executive category (based on target award levels):

			2006 Variable Pay Programs at Target
			Compensation Components That Are Explicitly Contingent On And Variable With Performance
	# In Category	Base Salary Program	Annual Incentive Program	Stock Option Program	Performance Share Program	Total Variable Pay Opportunity at Target	Total Direct Compensation at Target
Chairman, President, CEO	1	12%	21%	24%	43%	88%	100%
Other Named Executive Officers	4	25%	21%	25%	29%	75%	100%
Other Officers & Senior Leaders	41	36%	23%	25%	16%	64%	100%

Total Group	46	29%	22%	25%	24%	71%	100%

Observations Regarding Mix

•	Total variable pay opportunity is comprised of the AIM program, stock option program and PSP program, and, together with the base salary, comprises the total direct compensation.

•

71% (total variable pay opportunity) of executive compensation opportunity was contingent on, and variable with, performance against pre-established business plans, while 49% (stock option and PSP programs) was contingent on, and variable with, stock price performance.

•	Employees with higher level positions and responsibilities had a greater portion of their pay opportunity at risk, that is, dependent on individual, business unit, sector and Company performance.

•	88% of the CEO’s total direct compensation opportunity is contingent on performance; 75% of total direct compensation for the other NEOs is contingent on performance.

•

Both equity and non-equity awards are granted at the first meeting of the Compensation Committee each year, held the first Wednesday of February. The timing of this meeting allows management to review the prior year performance, and assemble all of the necessary information; this date usually follows the release of prior year earnings results. The date is not selected or changed to increase the value of stock option awards for executives.

Senior Executive Performance Plan

The Senior Executive Performance Plan (the “SEPP”) is a shareholder approved plan that funds the annual cash incentive awards (AIM and PSP) that may be granted to NEOs. The pool is established based on the profit after tax in excess of 6% Return on Equity (“ROE”). Thus, if the Company fails to generate profits in excess of 6% ROE, no pool is created to fund the previously described programs for the NEOs. In such case, any awards to the NEOs are at the discretion of the Compensation Committee. Since the inception of this shareholder approved plan over a decade ago, the Company has always generated more than sufficient profit to fund the plan, that is, well in excess of the 6% ROE threshold.

Executive Deferred Compensation Plans (EDCP Plans)

The Executive Deferred Compensation Plan (the “EDCP Plan I”) and the Executive Deferred Compensation Plan II (the “EDCP Plan II” and, together with the EDCP Plan I, the “EDCP Plans”) enable and encourage eligible employees to defer receipt of a part of their annual salary, AIM award and/or PSP award in exchange for investments in Class A common share equivalents or mutual fund investment equivalents. Effective August 2, 2006, the Compensation Committee discontinued the previous practice of providing a 20% supplemental amount for certain executives who deferred into Class A common share equivalents. Supplemental amounts that were already in the participant’s accounts from prior years were vested (previously there was a five year vesting requirement for each year’s supplemental amount), but a restriction was imposed so that the accelerated supplemental amounts must remain invested in Class A common share equivalents until scheduled distributions. Refer to the Nonqualified Deferred Compensation table for a more detailed description of the EDCP Plans.

Share-Ownership Guidelines

A formal share-ownership program has been established by the Company, which requires that its senior-most executives achieve and maintain ownership of Class A common share equivalents at or above a prescribed level. The requirements are as follows:

	Number of Participants	Individual Ownership Requirement (Shares and Equivalents)
Chief Executive Officer	1	150,000 shares
Executive Vice Presidents & Chief Operating Officer	0	75,000 shares
Senior Vice Presidents	9	40,000 shares
Corporate Vice Presidents	7	15,000 shares
Other Participants	29	6,000 shares

The share-ownership program requires the accumulation of shares (or Class A common share equivalents) over a five-year period starting in February 2004 (or the date the person becomes subject to share-ownership requirements, if later) at the rate of 20% of the required level each year. Ownership credit is given for actual Class A common shares owned, deferred compensation that is invested in Class A common share equivalents within the EDCP Plans and Class A common share equivalents accumulated in the qualified and non-qualified employee savings plans. Neither stock options nor stock appreciation rights count towards meeting the share-ownership target. If executives fall behind their scheduled accumulation level over the five years, or they fail to maintain their required level of ownership after the five-year accumulation period, their right to exercise stock options will be limited to “buy and hold” transactions until the required ownership level is achieved. As of April 9, 2007, all of the officers subject to the share-ownership guidelines were in compliance with these requirements.

Executive Perquisites

The Company’s philosophy is to provide perquisites at levels consistent with prevailing practice. Company-leased cars are provided for business and personal use, with the estimated cost associated with personal use taxable to the executives. Also provided are medical examinations and appropriate, physician-recommended medical tests under the Executive Health Program. Financial counseling and tax preparation work, a portion of which is imputed to the executive’s income, is also provided. In addition, for security and safety reasons and to maximize his availability for Company business, the Board of Directors requires the CEO to travel exclusively on Company-provided aircraft for both business and personal purposes. The cost associated with this personal travel is imputed to the CEO’s income at the rate required by the IRS. Since the Company’s policy mandates that the CEO utilize Company-provided aircraft, the Company pays a gross-up to reimburse federal, FICA and state taxes resulting from this imputation. The incremental cost to the Company for perquisites is reported in “Other Compensation” shown in the Summary Compensation Table. In addition, if any NEO participates in the Company’s general relocation program, the benefits received as part of that relocation are also considered perquisites by the SEC and would be reported as “Other Compensation” in the Summary Compensation Table. These relocation benefits include a gross-up payment to reimburse all appropriate U.S. taxes resulting from relocation expenses that are imputed as income to the employee, including federal, state and FICA taxes.

Retirement Programs and Other Benefits

The Company and its subsidiaries maintain a number of defined benefit pension plans for their officers and other employees. The purpose of the pension plans is to provide for fixed benefits upon retirement based on the individual’s age and number of years of service. These plans include the qualified Ingersoll-Rand Pension Plan Number One (the “Pension Plan”), the Ingersoll-Rand Supplemental Pension Plan (the “Supplemental Pension Plan I”) and the Elected Officers Supplemental Program (the “EOSP Plan I”). In light of the American Jobs Creation Act of 2004, “mirror plans” for the Supplemental Pension Plan I, the EOSP Plan I and the EDCP Plan I were created. These mirror plans are the Ingersoll-Rand Supplemental Pension Plan II (the “Supplemental Pension Plan II” and, together with the Supplemental Pension Plan I, the “Supplemental Pension Plans”), the Elected Officers Supplemental Program II (the “EOSP Plan II” and, together with the EOSP Plan I, the “EOSP Plans”) and the EDCP Plan II. The purpose of these mirror plans is not to provide additional benefits to participants, but merely to preserve the tax treatment of the original programs, that is, plans that were in place prior to December 31, 2004. The NEOs are eligible to participate in the original and/or the mirror of each of these plans, depending on their age and years of service.

The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers the majority of the Company’s salaried U.S. employees. The Pension Plan provides for normal retirement at age 65 and permits early retirement after five years of service. The formula to determine the lump sum benefit under the Pension Plan is: 5% of final average pay for each year of credited service. A choice for distribution between an annuity and a lump sum option is available.

The Supplemental Pension Plans are unfunded, non-qualified, non-contributory defined benefit plans that provide additional pension payments to each individual U.S. participant in the amounts which would have been payable under the Pension Plan had payments under the Pension Plan not been subject to IRS limits on annual compensation recognized to calculate the Pension Plan benefits. Benefits under the Supplemental Pension Plans are available only as a lump sum after termination unless the lump sum value is deferred under the EDCP Plans in accordance with plan provisions. Approximately 400 employees are covered under the Supplemental Pension Plans.

The EOSP Plans are unfunded, non-qualified, non-contributory defined benefit plans, designed to replace a percentage of a participant’s final pay based on his or her age and years of service at the time of retirement. The EOSP Plans provide a benefit pursuant to a formula in which 1.9% of a participant’s final average pay is multiplied by the participant’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the participant will receive that are provided by the Company under certain qualified and non-qualified retirement plans as well as Social Security. If additional years of service were granted to an NEO as part of his or her employment agreement, those additional years of service are reflected on the Pension Benefits table in this proxy statement. Participation in the EOSP Plans is limited to elected officers of the Company, of which there are currently 17 participants. Unreduced benefits under the EOSP Plans are available at age 62 and benefits are only available as a lump sum after termination unless the lump sum value is deferred under the EDCP Plans in accordance with plan provisions.

The Company offers a qualified, defined contribution (401(k)) plan called the Ingersoll-Rand Company Employee Savings Plan (the “ESP”) to its salaried and hourly U.S. workforce. The ESP is a plan that provides a dollar for dollar Company match on the first six percent of the employee’s contributions to the ESP. The ESP has a number of investment options and is an important component of the Company’s retirement program.

The Company also has a non-qualified, defined contribution plan. The Ingersoll-Rand Company Supplemental Employee Savings Plan (the “Supplemental ESP”) is an unfunded plan that makes up matching contributions that cannot be made to the ESP due to IRS or plan limitations. The Supplemental ESP consists of notional Company contributions only. For investment purposes, these notional contributions are deemed to be invested in Class A common shares of the Company. There is no investment discretion in this plan. Approximately 400 employees are covered under this plan.

The Company established a 10-Year Annuity Program (the “10-Year Annuity Plan”) to provide additional post-employment payments to executive officers to make up for a reduction in the amount of life insurance the executive officers could purchase under the Company’s Group Term Life Insurance Plan. Pursuant to the 10-Year Annuity Plan, the Company has entered into arrangements with Mr. Henkel and Ms. Nachtigal under which the Company is obligated to pay Mr. Henkel $125,000 and Ms. Nachtigal $45,000 annually for a ten-year period commencing the later of age 62 (or 65 in the case of Ms. Nachtigal) or termination of employment with the Company, so long as their employment with the Company is not terminated for cause and as long as they meet certain noncompetition obligations. In Mr. Henkel’s case, he must work until age 62 in order to qualify for this benefit. In the event of death, the benefits payable to Mr. Henkel and Ms. Nachtigal would be paid to their respective estates to the extent not already paid. In the case of Mr. Henkel, the Company is a beneficiary of a life insurance policy on Mr. Henkel and, based on actuarial assumptions, the life insurance proceeds receivable by the Company will defray the costs associated with this program. Participation in the 10-Year Annuity Plan was frozen in 1999.

The Senior Executive Death Benefit program was established in 1988 to provide Company officers with pre and post retirement death benefits, which had previously been provided under the Company’s Group Term Life Insurance Plan. Under the Senior Executive Death Benefit program, the Company provides Mr. Henkel and Ms. Nachtigal with life insurance coverage of one times annual base salary and AIM program award (increased in certain instances to account for income tax obligations payable by the executive’s estate in respect of such supplemental coverage). Participation in this plan was frozen in 1999.

The Company established the Estate Enhancement Program in 1998 to provide a means for executive officers to accumulate estate assets through an insurance benefit. In accordance with the Estate Enhancement Program, in 1999 and 2000 Ms. Nachtigal waived her right to receive $100,000 ($200,000 in the aggregate) of distributions under the PSP program. In connection with these waivers, the Company entered into an arrangement under which it purchased life insurance policies on the life of Ms. Nachtigal, the proceeds of which are payable to designees of Ms. Nachtigal. The program is designed in such a way that the cost of the life insurance policies is unlikely to exceed the cost the Company would have incurred with respect to the distributions waived by Ms. Nachtigal. Participation in this plan was frozen in 2002.

The Management Incentive Unit Plan (the “MIU Plan”) was established to provide an incentive to attract and retain top performers and to focus the attention of the participants on shareholder value. The MIU Plan has since been replaced with other long-term incentive awards. Participation is frozen and no new MIU awards under this plan have been made since 1990. The MIU Plan is a non-qualified plan that provides quarterly cash payments of dividends and accruals of Class A common share equivalents to active participants based upon the number of MIU units previously awarded to a participant. When cash dividends are paid on the Company’s Class A common shares, a participant is paid a cash amount equal to one-half of the dividends the participant would have received had the participant owned one share of Class A common share for each MIU unit granted to the participant. The remaining one-half of each cash dividend is credited to an account for the participant and is converted into Class A common share equivalents which also are held in the participant’s MIU account. The one-half portion of the dividend that is credited as a Class A common share equivalent is included in the pension value of accumulated benefit column of the Pension Benefits table. Following retirement, distributions of the Class A common share equivalents (and not the underlying MIUs granted to the participant) are made in cash equal to the fair market value of one share of Class A common share for each Class A common share equivalent credited to the participant’s account. There are 38 active participants remaining in the MIU Plan, two of whom are Ms. Nachtigal and Mr. Vasiloff.

The Company provides an enhanced, executive long-term disability plan to officers and other senior leaders. The plan provides for a higher monthly maximum than the standard group plan, a more favorable definition of disability and has an underlying individual policy that is portable when the executive terminates.

2006 Chief Executive Officer Compensation

For calendar year 2006, Mr. Henkel’s annual salary was $1,200,000.

Based upon Mr. Henkel’s contribution to the Company’s 2006 business results, the Compensation Committee approved incentive awards (as described above) to Mr. Henkel as follows:

AIM Program	$2,000,000
PSP Program	$3,523,313

Total Cash Incentive	$5,523,313

Stock Option Program	218,925 options

2006 Compensation of Other Named Executive Officers

During 2006, in accordance with the policies stated above, the executive officers named in the Summary Compensation Table, other than Mr. Henkel, were granted salary increases averaging 3.6%. Annual cash incentive awards to Messrs. McLevish, Vasiloff and Lamach and Ms. Nachtigal were granted based on the achievement of performance objectives of the type described above, the Company’s financial performance and the contributions made by these executives. These executives were granted annual cash incentive program awards averaging approximately 77% of year-end salary. In addition, these executives were granted PSP program awards averaging approximately 96% of year-end salary. These awards are commensurate with the extent to which the NEOs performed relative to the programs’ performance objectives.

The NEOs were also granted stock options in respect of the Company’s Class A common shares, as indicated in the Grants of Plan-Based Awards table in the “All Other Awards: Number of Securities Underlying Options” column, in accordance with the practices referred to above.

Severance Arrangements

In connection with external recruiting of executive officers, the Company generally enters into employment agreements that provide for severance payments upon certain terminations of those officers, other than in the event of a change in control. Messrs. Henkel, McLevish and Lamach have such arrangements.

Change In Control Provisions

In early 2006 the Compensation Committee requested that its independent consultant, Frederic W. Cook & Co., Inc., review the officers’ change in control agreements to ensure that they were consistent with standard market practice. Based on a combination of this review and management recommendation, the agreements were terminated, and new agreements became effective as of December 1, 2006. Major areas of change were: a) the entire covered population is now subject to a double trigger, meaning that payments would only be received if an employee is terminated within 2 years following a change in control (under the old format the CEO was eligible for payments upon a change in control); b) a tiered approach to severance was introduced (different levels of benefits were established for different tiers of officers); c) the benefits available under the EOSP Plans in the event of a termination after a change in control were reduced; and d) gross-up payments for the reimbursement of Section 280G “parachute” excise taxes were reduced. At the time that the new agreements were entered into, the revisions to the change in control agreements resulted in an estimated 35% reduction in value of the overall program.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE

Orin R. Smith (Chair)
Peter C. Godsoe
Constance J. Horner
Tony L. White

Executive Compensation

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2006 (collectively, the named executive officers, or the “NEOs”) for services rendered during the last fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(a)	Stock Awards($)(b)	Option Awards ($)(c)	Non- Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
H. L. Henkel Chairman of the Board, President and Chief Executive Officer	2006	1,200,000	—	2,747,754	5,523,313	8,040,996	702,934	18,214,997
T. R. McLevish Senior Vice President and Chief Financial Officer	2006	537,500	—	222,890	1,093,096	319,207	100,881	2,273,574
M. W. Lamach Senior Vice President	2006	488,333	—	167,168	812,698	225,730	81,273	1,775,202
P. Nachtigal Senior Vice President and General Counsel	2006	468,333	—	488,490	727,798	1,230,806	105,783	3,021,210
C. P. Vasiloff Senior Vice President	2006	460,000	—	549,551	788,798	777,949	239,286	2,815,584

(a)	Pursuant to the EDCP Plans, a portion of a participant’s fiscal year 2006 annual salary may be deferred into a number of investment options. A portion of the salary of each of Messrs. Henkel (20%) and McLevish (50%) was deferred into the EDCP Plans. None of these deferrals were invested in Class A common share equivalents. Amounts shown are not reduced to reflect the NEO’s elections, if any, to defer receipt of salary into the EDCP Plans.

(b)	This column does not reflect a benefit to the Company in its financial statements of $784,248 as a result of an accounting change to the reporting of Mr. Henkel’s stock awards granted in 1999. On August 2, 2006, the Compensation Committee decided that previously granted stock awards would be settled in Class A common shares rather than cash, as was the practice in the past. Due to this change, the Company marked down to market the value of Mr. Henkel’s stock awards due to the difference in the stock price between the beginning of fiscal year 2006 and August 2, 2006. This one-time benefit would have the effect of artificially reducing Mr. Henkel’s total compensation.

(c)	The amounts in this column represent the compensation costs of stock options for financial reporting purposes for the year under FAS 123(R) and do not reflect an amount paid to or realized by the NEOs. For a discussion of the assumptions made in determining the FAS 123(R) values see Note 11, “Stock-Based Compensation” to the Company’s consolidated financial statements contained in its 2006 Annual Report. For retirement eligible participants, the entire amount of the stock option award is expensed in the year of grant. For participants who are not retirement eligible, the FAS 123(R) grant date fair value of the options is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures.

(d)	This column reflects the combined amounts earned as annual awards under the AIM program and the PSP program. Unless deferred into the EDCP Plans, payments are made in cash and, in the case of the PSP program, are based on the value of the Class A common shares on the date of the determination of the final award. The amounts earned as annual awards under the AIM program and the PSP program for fiscal year 2006 performance (paid out in February 2007, unless deferred into the EDCP Plans) are as follows:

Name	AIM Award ($)	PSP Award ($)	Total Cash Award ($)
H.L. Henkel	2,000,000	3,523,313	5,523,313
T.R. McLevish	458,900	634,196	1,093,096
M.W. Lamach	389,900	422,798	812,698
P. Nachtigal	305,000	422,798	727,798
C.P. Vasiloff	366,000	422,798	788,798

The amounts of the AIM and PSP awards included in the above annual awards that the NEOs deferred into the EDCP Plans are as follows:

Name	Deferred AIM Award ($)	Deferred PSP Award ($)	Total Deferred Award ($)
H. L. Henkel	1,000,000	1,761,656	2,761,656
T. R. McLevish	445,133	615,170	1,060,303
M. W. Lamach	—	—	—
P. Nachtigal	—	—	—
C. P. Vasiloff	274,500	317,098	591,598

(e)	Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the Pension Plan, Supplemental Pension Plans, EOSP Plans, the MIU Plan and the 10-Year Annuity Plan, as applicable. A portion of the change in pension benefits value is attributable to the additional year of service, the 2006 AIM awards and any annual salary increase, which accounted for $4,036,363, $275,322, $225,730, $342,781 and $779,740 for Messrs. Henkel, McLevish, Lamach and Vasiloff and Ms. Nachtigal, respectively.

In 2006, the EOSP Plan II was amended to change the definition of final average compensation to mean the sum of (i) the individual’s current annualized salary, plus (ii) the average of the three highest AIM awards to that individual during the most recent six years. The previous definition of final average compensation was based on the individual’s current annualized salary, plus the average of the five highest AIM awards made to that individual during the most recent six years. The remaining change in pension benefits value is attributable to the amendment to the definition of final average pay in the EOSP II, which accounted for $4,004,633, $43,885, $0, $435,168 and $451,066 for Messrs. Henkel, McLevish, Lamach and Vasiloff and Ms. Nachtigal, respectively. Amounts are higher for those NEOs who are older and closer to retirement than for those who are younger and further from retirement since the period over which the benefit is discounted to determine its present value is shorter and the impact of discounting is therefore reduced. In 2006, there were no above-market or preferential earnings on any non-qualified deferred compensation and therefore no such amounts are reflected in this column.

(f)	The amounts reflected in this column include:

•	for Ms. Nachtigal and Mr. Vasiloff, the cash portion of the dividend paid pursuant to the Company’s MIU Plan;

•

Company contributions to the accounts of the NEOs under the ESP, as well as amounts credited to the accounts of such executive officers under the Supplemental ESP, which provide benefits which would have been provided under the applicable tax-qualified plan but for Internal Revenue Code and qualified plan restrictions on such benefits;

•

for Mr. Henkel and Ms. Nachtigal under the Senior Executive Death Benefit program, a portion of their respective life insurance policy premiums representing the difference between the cost of age graded insurance and premiums paid by such NEOs;

•

for Ms. Nachtigal, income recognized during the term of the split-dollar life insurance policies purchased by the Company pursuant to the Estate Enhancement Program. The income amount is based on the face amount of the policy and the age of the insured under the policy;

•

the aggregate incremental cost to the Company for providing certain perquisites to the NEOs. For security and safety reasons and to maximize his availability for Company business, the Board of Directors requires Mr. Henkel to travel exclusively on Company-provided aircraft for business and personal purposes. The incremental cost to the Company of personal use of the Company aircraft is calculated based on the hourly average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering and landing fees. The hourly average variable cost is multiplied by the amount of time flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, management fees and training, hanger and insurance expenses. The Company also provided relocation benefits to Mr. Henkel, including reimbursement of household moving expenses and reimbursement of home sale and purchase closing costs. See “Certain Relationships and Related Party Transactions.” The Company provides its executive officers with Company-leased cars for business and personal use. The incremental cost of the Company-leased cars is calculated based on the lease, insurance, fuel and maintenance costs to the Company. In addition, the Company provides its executive officers with (i) financial counseling services, which may include tax preparation and estate planning services, (ii) medical services through an on-site physician under the Executive Health Program and (iii) wellness reimbursement for health club memberships;

•

for Mr. Vasiloff, the 20% supplemental amount on AIM and PSP awards deferred into Class A common share equivalents under the EDCP Plan II through August 2, 2006. For all NEOs in prior years, the 20% supplemental amounts were included in the Restricted Stock Awards column of the Summary Compensation Table. As previously discussed in Compensation Discussion and Analysis, all prior 20% supplemental amounts that had not vested at that date were accelerated. The accelerated supplemental amounts consist of 20,513 share equivalents, 7,372 share equivalents, 5,130 share equivalents, 3,704 share equivalents and 7,513 share equivalents for Messrs. Henkel, McLevish, Vasiloff and Lamach and Ms. Nachtigal, respectively;

•

for Messrs. Henkel and Vasiloff and Ms. Nachtigal, the estimated year over year increase in the value of the retiree medical plan. The increase was calculated based on the methods used for financial statement reporting purposes; and

•	for Mr. Henkel, those payments that reimbursed him for the income taxes payable in respect of relocation benefits he received as well as personal usage of company provided aircraft.

The following table summarizes the components of this column for fiscal year 2006:

Name	MIU Plan ($)	ESP (including Supplemental ESP) ($)	Senior Executive Death Benefit Program ($)	Estate Enhancement Program ($)	Perquisites ($) (a)	20% Company Contribution To EDCP Plans ($)	Retiree Medical Plan ($)	Aircraft Usage Tax Gross-up ($)	Relocation Benefits Tax Gross-up ($)	Total ($)
H. L. Henkel	—	250,980	6,009	—	422,304	—	3,300	11,577	8,764	702,934
T. R. McLevish	—	63,756	—	—	37,125	—	—	—	—	100,881
M. W. Lamach	—	55,976	—	—	25,297	—	—	—	—	81,273
P. Nachtigal	11,220	49,310	4,543	2,174	35,836	—	2,700	—	—	105,783
C. P. Vasiloff	7,140	33,612	—	—	30,966	162,968	4,600	—	—	239,286

(a)	The following table summarizes the incremental value of each type of perquisite provided to the NEOs in fiscal year 2006:

Name	Aircraft Usage ($)	Financial Consulting ($)	Car Usage ($)	Executive Health Program ($)	Relocation Benefits ($)	Wellness Reimbursement ($)
H. L. Henkel	156,416	8,000	29,663	1,765	226,460	—
T. R. McLevish	—	8,000	26,561	2,064	—	500
M. W. Lamach	—	8,000	16,644	653	—	—
P. Nachtigal	—	8,000	25,741	1,645	—	450
C. P. Vasiloff	—	8,000	21,384	1,582	—	—

2006 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the NEOs during fiscal 2006. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of stock option awards and grants made under non-equity incentive plans in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Security Underlying Options on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Number of Units (#)	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual Option Award
		(a)	($)(b)	($)(b)	($)(b)	(#)(c)	(#)(c)	(#)(c)	(#)(d)	(e)	(f)	($)(g)
H. L. Henkel
AIM PSP Options	February 1, 2006 February 1, 2006 February 1, 2006	100,000	0 0	2,100,000 4,312,500	3,150,000 8,625,000	0	225,000	337,500	263,700	39.425	39.47	2,747,754

T. R. McLevish
AIM PSP Options	February 1, 2006 February 1, 2006 February 1, 2006	18,000	0 0	495,000 776,250	742,500 1,552,500	0	60,000	90,000	70,320	39.425	39.47	732,734

M. W. Lamach
AIM PSP Options	February 1, 2006 February 1, 2006 February 1, 2006	12,000	0 0	441,000 517,500	661,500 1,035,000	0	45,000	67,500	52,740	39.425	39.47	549,551

P. Nachtigal
AIM PSP Options	February 1, 2006 February 1, 2006 February 1, 2006	12,000	0 0	329,000 517,500	493,500 1,035,000	0	40,000	60,000	46,880	39.425	39.47	488,490

C. P. Vasiloff
AIM PSP Options	February 1, 2006 February 1, 2006 February 1, 2006	12,000	0 0	414,000 517,500	621,000 1,035,000	0	45,000	67,500	52,740	39.425	39.47	549,551

(a)	The amounts in this column represent the PSP program target award levels established on February 1, 2006. For each participant in the PSP program, target award levels are established annually in February, expressed as a number of Class A common share equivalents and paid out in cash. Refer to Compensation Discussion and Analysis under the heading “Performance Share Program (PSP)” for a description of the Compensation Committee’s process for establishing PSP program target award levels.

(b)	The target award levels established for the AIM program are established annually in February and are expressed as a percentage of the NEO’s base salary. Refer to Compensation Discussion and Analysis under the heading “The Annual Incentive Matrix (AIM) Program” for a description of the Compensation Committee’s process for establishing AIM program target award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIM program and PSP program that were paid in February 2007, based on performance in 2006. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the award levels were established in February 2006. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(c)	The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for stock option awards under the Company’s Incentive Stock Plan of 1998 that were granted in February 2006, based on performance in 2005. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential stock option grants when the award levels were established in February 2005.

(d)	The amounts in this column reflect the stock option awards granted in February 2006 in connection with performance for 2005 as prescribed by the SEC rules and regulations. For a description of the performance measures used in calculating stock option awards, see Compensation Discussion and Analysis under the heading “Stock Options”.

(e)	Stock options are granted under the Company’s Incentive Stock Plan of 1998, which requires options to be granted at an exercise price equal to the fair market value of the Class A common shares on the date of grant. The fair market value is defined in the Incentive Stock Plan of 1998 as the average of the high and low sales price of the Company’s Class A common shares listed on the NYSE on the grant date.

(f)	The amounts in this column reflect the closing price on the NYSE of the Company’s Class A common shares on the grant date.

(g)	The grant date fair value of the stock option awards granted in February 2006 (based on fiscal year 2005 performance) was calculated in accordance with FAS 123(R), based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The Company cautions that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting. The grant date fair values were determined based in part upon the following assumptions as set forth in the Company’s consolidated financial statement contained in its 2006 Annual Report on Form 10-K:

February 1, 2006
Expected volatility	0.2770
Risk-free rate of return	4.47%
Dividend yield	1.49%
Time of exercise (expected)	4.42 years

The Black-Scholes option pricing model, with the assumptions described above, indicated a stock option value of 26.4% ($10.42 per share) of the stock value on the date of the award ($39.425 per share). See Note 11, “Share-Based Compensation” to the Company’s consolidated financial statements contained in its 2006 Annual Report on Form 10-K for further assumptions made in valuing stock options.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date (c)	Number of Shares or Units of Stock that have Not Vested (#) (d)	Market Value of Shares or Units of Stock that have Not Vested ($) (e)
H.L. Henkel	600,000 100,000 250,000 50,000 300,000 300,000 370,000 420,000 450,000	263,700		$ $ $ $ $ $ $ $ $ $	25.5469 26.8125 26.5157 23.3125 20.2657 20.9025 19.5250 32.1825 38.6850 39.4250	3/11/2009 9/30/2009 1/2/2010 5/2/2010 1/1/2011 1/1/2012 2/4/2013 2/3/2014 2/1/2015 1/31/2016

T.R.McLevish	100,000 50,000 120,000 132,000	70,320		$ $ $ $ $	24.4900 19.5250 32.1825 38.6850 39.4250	4/30/2012 2/4/2013 2/3/2014 2/1/2015 1/31/2016

M.W.Lamach	100,000 100,000	52,740		$ $ $	33.9200 38.6850 39.4250	2/16/2014 2/1/2015 1/31/2016	8,000	313,040

P. Nachtigal	54,000 56,000 56,000 30,000 56,000 80,000 100,000	46,880		$ $ $ $ $ $ $ $	24.5469 26.5157 20.2657 20.9025 19.5250 32.1825 38.6850 39.4250	2/2/2009 1/2/2010 1/1/ 2011 1/1/2012 2/4/2013 2/3/2014 2/1/2015 1/31/2016

C.P. Vasiloff	40,000 60,000 60,000 80,000 100,000	52,740		$ $ $ $ $ $	20.2657 20.9025 19.5250 32.1825 38.6850 39.4250	1/1/2011 1/1/2012 2/4/2013 2/3/2014 2/1/2015 1/31/2016

(a)	Generally, options granted to all employees, including NEOs, become exercisable in three equal installments beginning one year after the date of grant. On December 7, 2005, the Compensation Committee approved the acceleration of the vesting of all outstanding and unvested stock options as a means to facilitate the implementation of a new accounting standard for expensing of stock options. Therefore, options issued on or prior to December 31, 2005, were fully vested as of that date. At this same time, the terms and conditions of the stock options were changed to prohibit transfers (including sales, gifts, pledges or other transfers of any kind) of any shares acquired through the exercise of the accelerated options until the earlier of (i) the original vesting date of the option or (ii) termination of employment, retirement, death or disability.

(b)	The options granted on February 1, 2006 vest in three equal installments on February 1, 2007, February 1, 2008 and February 1, 2009.

(c)	All of the options granted to the NEOs reflected in this table expire after ten years, thus, in each case, the actual date of grant is ten years earlier than the expiration date listed.

(d)	Mr. Lamach was granted 9,000 employment share units (reported as 18,000 as a result of the 2-for-1 stock split in September 2005) as part of his employment arrangement in February 2004. These employment share units vest as follows: 2,500 shares (later adjusted to 5,000 shares to reflect the 2-for-1 stock split in September 2005) on the first anniversary of employment (February 2005); 2,500 shares (reported as 5,000 to give effect to the 2-for-1 stock split in September 2005) on the second anniversary of employment (February 2006); and the remaining 4,000 shares (reported as 8,000 to give effect to the 2-for-1 stock split in September 2005) on the third anniversary of employment (February 2007). The full value of these employment share units was reported in the year they were awarded in the Summary Compensation Table. Mr. Lamach’s 8,000 employment share units reflected in this column vested on February 16, 2007.

(e)	The market value of the employment share units reflected in this column was computed using the closing market price of the Company’s Class A common shares on the NYSE at December 29, 2006 ($39.13).

2006 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the amounts received by each NEO upon exercise of options or the vesting of stock during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
H.L. Henkel	—	—	—	—
T.R. McLevish	—	—	—	—
M.W. Lamach	—	—	5,000	203,500
P. Nachtigal	—	—	—	—
C.P. Vasiloff	40,000	786,159	—	—

(a)	This column reflects the aggregate dollar amount realized by the NEO upon the exercise of the options and sale of the underlying securities by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(b)	The amount in this column reflects the aggregate dollar amount realized by the NEO upon the vesting of a portion of Mr. Lamach’s employment share units granted as part of his employment arrangement with the Company. The value realized on vesting is calculated by multiplying the number of vested share units by the value of the underlying shares on the vesting date.

2006 PENSION BENEFITS

The table below represents the estimated present value of defined benefits for the plans in which each NEO participates. For a description of each plan reported in the table, refer to Compensation Discussion and Analysis under the heading “Retirement Programs and Other Benefits” and the section below titled “Post Employment Benefits.”

Name	Plan Name (a)	Number of Years Credited Service (#) (b)	Present Value of Accumulated Benefit ($) (c)	Payments During Last Fiscal Year ($)
H.L. Henkel	Pension Plan Supplemental Pension Plan I Supplemental Pension Plan II Elected Officer Supplemental Program I Elected Officer Supplemental Program II 10-Year Annuity	7.67 5.75 7.67 18.00(d) 20.00(d) N/A	107,268 861,078 296,128 11,474,171 10,526,582 838,973	— — — — — —
T.R. McLevish	Pension Plan Supplemental Pension Plan II Elected Officer Supplemental Program II	4.583 4.583 10.00(e)	37,965 91,731 1,439,821	— — —
M.W. Lamach	Pension Plan Supplemental Pension Plan II Elected Officer Supplemental Program II	2.833 2.833 20.00(f)	11,242 35,570 1,556,460	— — —
P. Nachtigal	Pension Plan Supplemental Pension Plan I Supplemental Pension Plan II Elected Officer Supplemental Program I Elected Officer Supplemental Program II MIU Plan 10-Year Annuity Plan	27.417 25.50 27.417 26.00 28.00 N/A N/A	507,211 500,981 68,722 2,639,661 1,471,211 263,570 279,577	— — — — — — —
C.P.Vasiloff	Pension Plan Supplemental Pension Plan I Supplemental Pension Plan II Elected Officer Supplemental Program II MIU Plan	30.417 28.50 30.417 31.00 N/A	396,636 236,051 132,163 4,101,653 197,948	— — — — —

(a)	In order to ensure compliance with the requirements of Section 409A of the Code to avoid the imposition of an excise tax, the Compensation Committee approved (i) an amendment to the Company’s EOSP Plan I and Supplemental Pension Plan I to freeze any further accruals under those plans, effective December 31, 2004 and (ii) the establishment of the EOSP Plan II and Supplemental Pension Plan II, effective January 1, 2005, which plans were intended to be identical to the provisions of the EOSP Plan I and Supplemental Pension Plan I, except for those changes necessitated by Section 409A of the Code.

(b)

The years of credited service calculation under the EOSP Plans differs from the calculation used in both the Pension Plan and the Supplemental Pension Plans. Under the EOSP Plans, a full year of service is credited to participants for any year in which they work at least one day. In both the Pension Plan and the Supplemental Pension Plans, the number of years of credited service is based on elapsed time (i.e. credit is given for each month in which a participant works at least one day). In addition, as noted above, the Supplemental Pension Plan II and the EOSP Plan II were established as mirror plans, effective January 1, 2005. The years of credited service used for calculating benefits under the EOSP Plan I and the Supplemental Pension Plan I are the years of credited service through December 31, 2004. The years of credited service used for calculating benefits under the Pension Plan, EOSP Plan II and Supplemental Pension Plan II are the years of credited service through December 31, 2006. Years of credited service is not used in the determination of the present value of benefits for the MIU Plan and the 10-Year Annuity Plan. The benefits earned under the EOSP Plan I and Supplemental Pension Plan I serve as offsets to the benefits earned under the EOSP Plan II and Supplemental Pension Plan II; that is, there is no double counting.

(c)	The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of the same pension plan measurement date (November 30, 2006) for financial statement reporting purposes, consistent with the assumptions described in Note 9 to the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006.

A present value of benefits for the EOSP Plan I and Supplemental Pension Plan I is reported for those NEOs who were vested in those plans at December 31, 2004, the date on which those plans were frozen. If an NEO was not vested in the EOSP Plan I and Supplemental Pension Plan I at December 31, 2004, that NEO is not now, nor in the future, entitled to any benefit under those plans. See the section titled “Retirement Programs and Other Benefits” of Compensation Discussion and Analysis for more information on the material terms and conditions of payments and benefits available under the plans, including each plan’s normal retirement payment and benefit formula, and the specific elements of compensation included in applying the payment and benefit formula.

(d)	Mr. Henkel’s credited years of service exceed his actual years of service by 12 years pursuant to the provisions of his employment arrangement. Under his employment arrangement, Mr. Henkel’s benefit accrues at a rate such that he will be entitled at age 62 to an annual benefit equivalent to 65% of his then final average compensation (less the pension benefit he receives from his former employer). The increase in present value of benefits resulting from those additional years of credited service and the accelerated rate at which his benefits accrue is $16,803,905.

(e)	Mr. McLevish’s credited years of service exceed his actual years of service by 5 years pursuant to the provisions of his employment arrangement. The increase in present value of benefits due to those additional years of credited service is $786,387. Pursuant to Mr. McLevish’s employment letter, vesting in the benefits provided under the EOSP II occurs after five years of employment with the Company.

(f)	Mr. Lamach’s credited years of service exceed his actual years of service by 17 years pursuant to the provisions of his employment arrangement. The increase in present value of benefits due to those additional years of credited service is $1,334,427. Mr. Lamach’s benefit will be reduced by the pension benefit he receives from his former employer.

2006 NONQUALIFIED DEFERRED COMPENSATION

The Company’s EDCP Plans are unfunded nonqualified plans maintained for the purpose of making available the option to defer receipt of current compensation to a select group of employees. All amounts deferred are from the annual salary, AIM program awards and PSP program awards, which the participant was entitled to receive in the year of deferral. The Company has established a non-qualified grantor trust (the “trust”), with a bank as the trustee, to hold certain assets deferred under the EDCP Plans. These assets are considered general assets of the Company and are available to its creditors in the event of the Company’s insolvency. Amounts held in the trust are invested by the trustee using various investment vehicles.

Employees eligible for the EDCP Plans are key management or highly compensated employees who are recommended by a sector president or functional senior vice presidents for participation in the EDCP Plans and who meet certain requirements.

Participants can elect to defer salary that would otherwise be paid during the next calendar year and to defer the AIM and PSP program awards earned in the year the deferral was made, but otherwise would have been paid in the next calendar year. Participants may defer up to 50% of annual salary and up to 97% of each of the AIM program awards and PSP program awards. All such deferral elections are irrevocable. Participants are offered certain investment options (approximately 60 mutual fund investments and Class A common share equivalents), and can choose how they wish to allocate their deferrals among those investment options. Participants are 100% vested in all amounts deferred, and bear the risk of any earnings and losses on such deferred amounts.

Generally, deferred amounts may be distributed upon a termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. Under the EDCP Plans, if a participant has completed 5 or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates with less than 5 years of service and the termination is not as a result of retirement, long-term disability or death, the account balance for all plan years will be paid in a lump sum in the February following the year of termination. A participant can elect to receive distributions at termination over a period of 5, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least 2 years after the end of the plan year for which they are deferring. In-service distributions can be received in 2 to 5 annual installments, or if no election is made, in a lump sum.

The stock grant plan is a frozen long-term incentive plan pursuant to which participants received performance-based stock awards. Stock awards pursuant to this plan have not been awarded since fiscal year 2001. Participants had the option of electing to defer those awards until retirement. The only current NEO in the plan is Mr. Henkel, who chose to defer receipt of substantially all his stock awards. Until the time of distribution, the stock awards accrue dividends in the form of Class A common share equivalents.

Please refer to Compensation Discussion and Analysis for a description of the nonqualified Supplemental ESP.

The following table provides information regarding contributions, earnings and balances for each NEO under our nonqualified deferred compensation plans.

Name	Executive Contributions in Last Fiscal Year($) (a)	Registrant Contributions in Last Fiscal Year($) (b)		Aggregate Earnings in Last Fiscal Year($) (c)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End($) (d)
H.L. Henkel EDCP Plan I EDCP Plan II Supplemental ESP Stock Grant Plan (e)	— 4,479,683 — —	— — 237,780 —		(118,276 515,879 (15,739 76,715	) )	— — — —	8,127,050 16,124,057 1,251,430 8,446,314

T.R. McLevish EDCP Plan I EDCP Plan II Supplemental ESP	— 1,734,765 —	— — 50,556		32,954 169,835 (3,131)		— — —	2,760,604 4,191,787 223,602

M.W. Lamach EDCP II Supplemental ESP	— —	— 42,776		(23,482 (1,551	) )	— —	1,613,526 95,596

P. Nachtigal EDCP Plan I EDCP Plan II Supplemental ESP	— — —	— — 36,110		(19,895 (5,123 (1,663	) ) )	— — —	2,559,147 351,999 297,742

C.P. Vasiloff EDCP Plan I EDCP Plan II Supplemental ESP	— 814,842 —	— 162,968 20,412	(f)	58,707 (14,981 (786	) )	— — —	937,829 1,442,399 298,048

(a)	The annual salary deferrals included in this column are reflected in the Salary column of the Summary Compensation Table. The deferrals of the AIM and PSP program awards reflected in this column were reported in the Bonus column of the Summary Compensation Table included in our 2006 proxy statement.

(b)	All of the amounts reflected in this column are included as compensation in the Summary Compensation Table in the “All Other Compensation” column.

(c)	Amounts in this column include gains and losses on investments as well as dividends on Class A common share equivalents, and in the case of Mr. Lamach, dividends on his employment share units. None of the earnings or losses reported in this column are included in the Summary Compensation Table.

(d)	The following table reflects the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column above that were previously reported as compensation to the NEOs in the Company’s Summary Compensation Table in proxy statements for prior years. Each of Messrs. Henkel, McLevish, Lamach and Vasiloff and Ms. Nachtigal first became NEOs and therefore had three years of their compensation reported in the Company’s proxy statements in fiscal years 2000, 2003, 2005, 2004 and 2006, respectively.

Name	EDCP Plans ($)	Supplemental ESP ($)
H. L. Henkel	18,395,038	704,285
T. R. McLevish	5,723,753	138,384
M. W. Lamach	1,529,086	51,734
P. Nachtigal	1,284,342	94,522
C. P. Vasiloff	2,129,577	147,182

(e)	These amounts represent dividends paid since September 2006 on past stock grant awards that have been deferred by Mr. Henkel. Prior to such time, all dividends paid on the stock grant awards were credited to Mr. Henkel’s account in the EDCP Plans as Class A common share equivalents. The fair market value of those dividends was calculated using the average of the high and low price of the Company’s Class A common shares on December 29, 2006 ($39.36).

(f)	The amount reflected for Mr. Vasiloff represents the 20% supplemental amount on deferred compensation invested in Class A common share equivalents.

POST EMPLOYMENT BENEFITS

The discussion and table below describe the compensation to which each of the NEOs would be entitled in the event of termination of such executive’s employment, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2006. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination.

Employment Arrangements and Severance. The Company does not enter into employment contracts with all of their executives and does not have a general severance policy applicable to all executive officers. All of the NEOs are entitled to benefits upon termination of their employment following a change in control. However, only Messrs. Henkel, McLevish and Lamach are entitled to severance in the event of their involuntary termination without cause due to the terms of their employment agreements. Mr. Henkel would be eligible to receive a severance equal to two times the sum of his annual base salary and the previous year’s award under the AIM program. Mr. McLevish would be eligible to receive a severance equal to one times his annual base salary. If he is terminated within 5 years following his employment date, Mr. Lamach would be eligible for 18 months of base annual salary plus the AIM program award he had earned for the year of termination.

Change in Control. The Company has entered into change in control agreements with each of its officers (a total of 17 employees) which provide for certain payments if the employment of a particular executive officer is terminated without “cause” (as defined in the change in control agreements) or the executive officer resigns for “good reason” (as defined in the change in control agreements), in each case, within two years following a change in control of the Company.

A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of more than 30% of the combined voting power of the Company’s voting stock, (ii) the directors serving at the time the change in control agreements were executed (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors, (iii) the consummation of a merger or consolidation of the Company with any other corporation in which the Company’s voting securities outstanding immediately prior to such merger or consolidation represent 50% or less of the combined voting securities of the Company immediately after such merger or consolidation, (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer, or (v) any other event that the continuing directors determine to be a change in control.

Pursuant to the change in control agreement, each NEO would receive a lump sum equal to his or her annual salary and AIM award for the completed fiscal year for which payout has not occurred. In addition, each NEO is entitled to a lump sum severance payment from the Company equal to, in the case of the CEO, Chief Financial Officer and the General Counsel, three times the sum of (a) the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the reduction of the NEO’s annual salary after the change in control and (b) the NEO’s target AIM award for the year of termination or, if higher, the average of the AIM award amounts beginning three years immediately preceding the change in control and ending on the termination date. In addition, each NEO is entitled to a lump sum payment equal to, in the case of the CEO, Chief Financial Officer and the General Counsel, three times the target PSP award for the year of termination multiplied by the share price received in the change in control transaction or, if higher, the average of the three awards beginning three years immediately preceding the change in control event and ending on the termination date. For Sector Presidents and Senior Vice Presidents (including Messrs. Lamach and Vasiloff), the calculation to arrive at the severance and target PSP award payment is a two and one-half multiple. For all other officers, the multiple to determine the severance and target PSP award payment is two times. The officers will also be able to participate in the Company’s welfare employee benefit programs for the severance period (three years for Messrs. Henkel and McLevish and Ms. Nachtigal and two and one-half years for Messrs. Lamach and Vasiloff). For purposes of calculating the officer’s non-qualified pension benefits, three years will be added to both the officer’s age and service with the Company under the EOSP Plans. For post-retirement welfare benefits, the officer will be credited with any combination of additional years of service and age, not exceeding 10 years, to the extent necessary to qualify for such benefits. Subject to certain limitations, the Company would pay the excise taxes incurred by the individual as a result of the change in control payment.

Enhanced Retirement Benefits. An employee is vested in EOSP Plan II upon the earlier of (i) the attainment of age 55 and the completion of 5 years of service, (ii) attainment of age 62, (iii) death or (iv) change in control. A termination within two years following a change in control also triggers the payment of an enhanced benefit (as described above). Benefits under the EOSP Plans are forfeited in the event of termination for cause. In order to be eligible for an EOSP Plan benefit in the event of disability, a participant must remain disabled until age 65. An employee becomes vested in both the Pension Plan and the Supplemental Pension Plan II upon the completion of 5 years of service. To be entitled to a benefit under either the EOSP Plan I or Supplemental Pension Plan I, an employee had to have met the vesting criteria outlined above for each plan as of December 31, 2004. As of December 31, 2006, Messrs. Lamach and McLevish were not vested in the EOSP Plans, the Supplemental Pension Plans or the Pension Plan.

The MIU Plan follows the vesting requirements of the Pension Plan (5 years of service). Mr. Vasiloff and Ms. Nachtigal, the only NEOs who participate in this plan, are both vested. In addition, under the terms of the 10-Year Annuity Plan, Ms. Nachtigal is vested and would be ineligible for the benefit only if she was terminated for cause. Mr. Henkel, the only other NEO covered under the 10-Year Annuity Plan, must work until age 62 in order to be vested in the benefit. The only other circumstances under which he would be entitled to this benefit would be in the event of involuntary termination without cause or termination within two years following a change in control.

Health Benefits. In the event of a change in control, health benefits are provided, which include the cost of both active health and welfare benefits for the severance period (three years for Messrs. Henkel and McLevish and Ms. Nachtigal and two and one-half years for Messrs. Lamach and Vasiloff), as well as retiree medical, if applicable. In order to qualify for retiree medical benefits, an employee must have attained age 55 and completed 15 years of service at the time of termination and must have their age and years of service as of December 31, 2003, when added together, equal 50. Pursuant to his employment agreement, Mr. Henkel is eligible for retiree medical coverage at termination. In the event of termination without cause, the NEOs who are not eligible for retiree medical coverage would receive subsidized COBRA benefits for one year. For the three retirement eligible NEOs (Messrs. Henkel and Vasiloff and Ms. Nachtigal) the cost of coverage under the change in control scenario is less than under the other scenarios (except death) due to the coverage under health and welfare benefits for active employees for a period of three years, which would place such NEOs at a closer point in time to eligibility for Medicare coverage, at which point Medicare becomes the primary coverage and the Company’s insurance becomes secondary. In the event of death, only married, retirement eligible participants (Messrs. Henkel and Vasiloff) would be eligible to have health benefits extended to their beneficiaries.

POST EMPLOYMENT BENEFITS TABLE

Compensation Components	Voluntary Resignation/ Retirement ($)	Involuntary Without Cause ($)	Involuntary With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Severance Henkel McLevish Lamach Vasiloff Nachtigal	— — — — —	8,400,000 550,000 1,176,000 — —	— — — — —	11,250,000 3,173,800 2,793,000 2,622,000 2,456,200	— — — — —	— — — — —

2006 Earned But Unpaid AIM Award (a) Henkel McLevish Lamach Vasiloff Nachtigal	— — — — —	— — — — —	— — — — —	2,100,000 495,000 441,000 414,000 329,000	— — — — —	— — — — —

PSP Award Payout Henkel McLevish Lamach Vasiloff Nachtigal	— — — — —	— — — — —	— — — — —	16,367,940 2,901,145 2,135,240 2,585,766 2,002,778	— — — — —	— — — — —

Value of Accelerated Vesting of Options (b) Henkel McLevish Lamach Vasiloff Nachtigal	— — — — —	— — — — —	— — — — —	349,402 93,174 69,880 69,880 62,116	— — — — —	— — — — —

Enhanced Retirement Benefits (c) Henkel McLevish Lamach Vasiloff Nachtigal	— — — — —	— — — — —	— — — — —	7,930,376 965,325 — 1,749,302 1,245,423	— — — — —	— — — — —

Outplacement (d) Henkel McLevish Lamach Vasiloff Nachtigal	— — — — —	20,000 20,000 20,000 20,000 20,000	— — — — —	100,000 100,000 100,000 100,000 100,000	— — — — —	— — — — —

Health Benefits (e) Henkel McLevish Lamach Vasiloff Nachtigal	120,000 — — 143,000 53,000	120,000 10,591 10,591 143,000 53,000	120,000 — — 143,000 53,000	113,000 30,000 30,000 137,000 64,000	120,000 — — 143,000 53,000	66,000 — — 77,000 —

Tax Gross-Up (f) Henkel McLevish Lamach Vasiloff Nachtigal	— — — — —	— — — — —	— — — — —	20,949,587 3,707,819 2,694,728 2,916,041 2,691,332	— — — — —	— — — — —

Total Direct Cost to Company
Henkel	120,000	8,540,000	120,000	59,160,305	120,000	66,000
McLevish	—	580,591	—	11,466,263	—	—
Lamach	—	1,206,591	—	8,263,848	—	—
Vasiloff	143,000	163,000	143,000	10,593,989	143,000	77,000
Nachtigal	53,000	73,000	53,000	8,950,849	53,000	—

(a)	These amounts represent the earned but unpaid AIM awards at target since the Company’s fiscal 2006 results were not determinable at December 31, 2006, the date the change in control is assumed to have occurred.

(b)	These amounts represent the in-the-money value of options that would be immediately vested as a result of a termination following a change in control. As set forth in the Incentive Stock Plan of 1998, this value was determined by multiplying the number of unvested options by the difference between the highest fair market value of the Class A common shares during the 60-day period preceding the change in control ($40.75) and the relevant option exercise price.

(c)	Amounts for Mr. Henkel and Ms. Nachtigal also include the value of 10-Year Annuity Plan. In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP Plans, Supplemental Pension Plans and 10-Year Annuity Plan would be paid out as lump sums.

(d)	For a three year period following a change in control, the Company will reimburse the NEOs for all reasonable expenses actually incurred for professional outplacement services by qualified consultants, subject to a maximum amount of $100,000. In the event of any other termination without cause, the NEOs would be eligible for outplacement services for a six month period provided that the sum of these services cannot exceed $20,000.

(e)	For the severance period following a change in control, the Company will continue to cover the cost of the active health benefits for the NEOs. Of the NEOs, only Messrs. Henkel and Vasiloff and Ms. Nachtigal are entitled to retiree medical coverage. In the event of termination without cause, the NEOs who are not eligible for retiree medical coverage would have subsidized COBRA for one year.

(f)	Pursuant to the change in control agreements, if any payment or distribution by the Company to the NEOs is determined to be subject to the excise tax imposed under Section 4999 of the Code, they would be entitled to receive from the Company a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006, with respect to the Company’s Class A common shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights*	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column*
Equity compensation plans approved by security holders	19,164,942	$31.53	17,185,581
Equity compensation plans not approved by security holders	—	—	—
Total	19,164,942	$31.53	17,185,581

*	Does not reflect 272,687 shares that have been earned by plan participants who have elected to defer the distribution of such shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% stockholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.ingersollrand.com or on a current report on Form 8-K. No such waivers were granted in 2006.

The Company offers a relocation program (the “Relocation Program”) through a third-party provider for employees who relocate at the Company’s request and, in appropriate circumstances, to new employees who relocate in connection with their employment by the Company. The Company believes this program offers a valuable incentive to attract and retain key employees. The Relocation Program provides a relocating employee who is eligible for benefits under the Relocation Program with financial assistance, both in selling his or her existing home and in purchasing a new residence.

In 2006, Mr. Henkel received benefits under the Relocation Program in connection with his relocation to corporate offices in North Carolina. In 2006, Mr. Henkel sold his home to the relocation company pursuant to the Relocation Program for $3,612,500 based on the appraised value of the home. In 2007, the relocation company sold the home for $3,760,000. In connection with the sale, the Company paid the relocation company the difference between the purchase price paid to Mr. Henkel and the net proceeds from the final sale price ($150,735). The Company also paid the relocation company an additional amount of $84,489, representing related out-of-pocket expenses associated with the acquisition of Mr. Henkel’s home and carrying costs (e.g., taxes, maintenance, utilities and insurance).

We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses relating to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s common stock, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the year 2006, except that (1) nine executive officers, Messrs. J. Bolch, H. Henkel, M. Lamach, T. McLevish, R. Pedtke, M. Ryan, S. Shawley, C. Vasiloff and Ms. P. Nachtigal, inadvertently failed to timely file one report of a transaction related to the annual grant of stock options in February 2006, (2) two executive officers, Mr. C. Vasiloff and Ms. P. Nachtigal inadvertently failed to timely file one report of a transaction related to the crediting of Class A common share equivalents into Mr. Vasiloff’s and Ms. Nachtigal’s MIU accounts in September 2006, (3) each non-employee director inadvertently failed to timely file one report of a transaction relating to the crediting of Class A common share equivalents into their respective Deferred Compensation Accounts in September 2006 and (4) three executive officers, Messrs. Randall, Shawley and Vasiloff, inadvertently failed to timely file one report of a transaction related to the crediting of Class A common share equivalents in connection with deferred compensation under the EDCP Plans in February 2006. In each case, a Form 4 was filed promptly following the discovery of the omission.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal by a shareholder intended to be presented at the 2008 annual general meeting of shareholders of the Company must be received by the Company at the offices of Ingersoll-Rand Company at 155 Chestnut Ridge Road (P.O. Box 0445), Montvale, New Jersey 07645, Attn: Secretary, no later than December 20, 2007, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2008 proxy statement.

The Company’s Bye-laws, as amended, set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be made following written notice to the Secretary of the Company accompanied by certain background and other information specified in the Bye-laws. In connection with any annual general meeting, written notice of a shareholder’s intention to make such nominations must be given to the Secretary of the Company not later than the date which is 90 days in advance of the anniversary of the immediately preceding annual general meeting or, if the date of the annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of such immediately preceding annual general meeting, not later than the seventh day after the date on which notice of such annual general meeting is given.

The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in the Company’s Corporate Governance Guidelines attached as Appendix A to this proxy statement, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at irboard@irco.com.

HOUSEHOLDING

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at Ingersoll-Rand Company, 155 Chestnut Ridge Road, Montvale, New Jersey 07645, Attention: Secretary or by accessing it at the Company’s website at www.ingersollrand.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Dated: April 23, 2007

Appendix A

INGERSOLL-RAND COMPANY LIMITED

CORPORATE GOVERNANCE GUIDELINES

The following corporate governance guidelines and the charters of the committees of the Board of Directors of the Company, have been approved by the Board of Directors and provide the framework for the corporate governance of the Company.

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The Board delegates to the Chief Executive Officer, and through that individual to other senior management, the authority and responsibility for managing the Company’s business. The Board’s role is to oversee the management and governance of the Company and to monitor senior management’s performance.

Among the Board’s core responsibilities are to:

•	Select individuals for Board membership and evaluate the performance of the Board, Board committees and individual directors.

•	Select, monitor, evaluate and compensate senior management.

•	Assure that management succession planning is adequate.

•	Review and approve significant corporate actions.

•	Review and monitor implementation of management’s strategic plans.

•	Review and approve the Company’s annual operating plans and budgets.

•	Monitor corporate performance and evaluate results compared to the strategic plans and other long-range goals.

•	Review the Company’s financial controls and reporting systems.

•	Review and approve the Company’s financial statements and financial reporting.

•	Review the Company’s ethical standards and legal compliance programs and procedures.

•	Monitor relations with shareholders, employees, and the communities in which the Company operates.

Board Size and Composition

The Board of Directors is comprised of such number of directors as the Board deems appropriate to function efficiently as a body, subject to the Company’s Bye-Laws. The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications.

The Board is made up of a substantial majority of independent, non-employee directors. The Board considers that the Bermuda law requiring two directors to be officers of the Company should be the maximum number of employee directors. The Board establishes principles and procedures to determine whether or not any particular director is independent in accordance with applicable regulations and the requirements of the New York Stock Exchange. The standards currently in effect for determining the independence of individual directors are attached as Exhibit I to these Corporate Governance Guidelines.

Selection of Directors

Under the Bye-Laws, the Board of Directors has authority to fill vacancies in the Board and to nominate candidates for election by the shareholders. The screening process is done by the Corporate Governance and Nominating Committee with direct input from the Chairman and CEO and from the other directors and from time to time with the assistance of director search firms. In considering candidates for director, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including, among other things, breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for Board membership for consideration by the Corporate Governance and Nominating Committee. Such recommendations should be sent to the Committee, care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Chairman of the Board and CEO

The positions of Chairman of the Board and CEO are held by the same person, except in unusual circumstances. This policy has worked well for the Company. It is the Board’s view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board of Directors, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

Committees of the Board

The Board of Directors has the following committees: Audit, Compensation, Corporate Governance and Nominating, and Finance. All committees have written, Board-approved charters detailing their responsibilities. Only non-employee directors serve on these committees. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, committee members meet privately with representatives of the Company’s independent auditors, and with the Company vice president responsible for the internal audit function.

The Audit Committee meets at least five times each year, the Compensation and Finance Committees each meet at least four times each year and the Corporate Governance and Nominating Committee meets at least three times each year. Additional committee meetings are called as required.

Board Agenda and Meetings

The Chairman and Chief Executive Officer establishes the agendas for the Board meetings in conjunction with the lead director. Each director is free to suggest items for inclusion in the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Board materials relating to agenda items are provided to Board members in advance of meetings to allow the directors to prepare for discussion of matters at the meeting. The Board reviews and approves the Company’s yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews the Company’s long-range strategic plan regularly. At an expanded Board meeting once a year, the Board reviews in depth the long-range strategic plan. At the expanded meeting, it also reviews senior management development and succession planning.

Management presentations are made to the Board and its committees regularly on various aspects of the Company’s operations. The directors have unrestricted access to management and corporate staff.

Executive Sessions of Non-employee Directors

The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee directors. The non-employee directors also meet as necessary, but at least twice a year, in executive session to consider such matters as they deem appropriate without management being present.

Lead Director

It is the policy of the Board that a Lead Director be appointed annually on a rotating basis from among the independent directors not concurrently serving as a chair of a Board committee. The Lead Director (a) presides at all meetings of the directors at which the Chairman is not present, including executive sessions of the independent directors; (b) serves as a liaison between the Chairman and the independent directors; (c) approves the information sent to the directors; (d) with input from the other independent directors, approves Board meeting agendas and Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (e) has the authority to call meetings of the independent directors; and (f) is available for direct communication from major shareholders.

Director Orientation and Continuing Education

In order to become familiar with the Company, as well as the functioning of the Board of Directors, newly-appointed directors receive a variety of materials, including a Directors’ Handbook, which provide an overview of the Company, its operations and organization. They are also provided with access to key management personnel to provide additional information, including significant issues currently facing the Company. Management will also maintain a program to keep directors up to date on legal, regulatory and other matters relevant to their positions as directors of a large publicly-held corporation.

Director Compensation and Stock Ownership

The Corporate Governance and Nominating Committee periodically reviews the Board of Directors’ compensation and benefits and compares them with director compensation and benefits at peer companies. It is the Board of Directors’ policy that a significant portion of director compensation is in the form of IR shares or share equivalent units. Annually, $95,000 of the director’s compensation is mandatorily deferred into Company stock, which cannot be sold or transferred until the director’s resignation or retirement. It is also the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director.

CEO Performance Evaluation

At the beginning of each year, the CEO presents his performance objectives for the upcoming year to the non-employee directors for their approval. At the end of the year, the non-employee directors then meet privately to discuss the CEO’s performance for the current year against his performance objectives. The non-employee directors use this performance evaluation in the course of their deliberations when considering the compensation of the CEO. The non-employee directors and the CEO then meet to review the CEO’s performance evaluation and compensation.

Chief Executive Officer Succession

The Board of Directors views CEO selection as one of its most important responsibilities. To assist the Board in succession planning, the CEO reports at least annually to the Board providing an assessment of senior managers and their potential to succeed the CEO, either in the event of a sudden emergency or in anticipation of the CEO’s future retirement.

Director Retirement

Each non-employee director must retire at the annual general meeting immediately following his or her 72nd birthday. Directors who change the occupation they held when initially elected must offer to resign from the Board. At that time, the Corporate Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances and makes a recommendation to the Board. Employee directors, including the CEO, must retire from the Board at the time of a change in their status as an officer of the Company, unless the policy is waived by the Board.

Board and Board Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Corporate Governance and Nominating Committee assists the Board in evaluating its performance as a whole and the performance of its committees. Each Board committee is also responsible for conducting an annual evaluation of its performance. The effectiveness and contributions of individual directors are considered each time a director stands for renomination.

Board Memberships

The CEO and other members of senior management must seek the approval of the Board (or the Board committee to which this responsibility has been delegated), before accepting outside board memberships with for-profit entities.

Non-employee directors must advise the Chairman of the Board and the Chair of the Corporate Governance and Nominating Committee if they are being considered for election or appointment to a board of directors of another publicly-held company. The Corporate Governance and Nominating Committee will determine whether the new board membership is compatible with continued service on the Company’s Board.

Independent Advice

The Board or a committee of the Board may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the CEO.

Code of Conduct

The Company will maintain a code of business conduct and ethics which will articulate for employees, shareholders, customers and suppliers the standards of conduct, including conflicts of interest matters, to which the Company expects to adhere. Directors will also be required to abide by the code of conduct. Any waivers of the conflict of interest requirements of such code in favor of a director or executive officer will be subject to approval by the Board. In the case of the consideration of such a waiver in favor of a director, such director shall not participate in the deliberation or vote relating to such waiver.

Internal Audit Function

The Company will maintain an internal audit function whose head will report directly to the CFO or CEO. The internal audit function is responsible for bringing a systematic, disciplined approach to evaluate the effectiveness of risk management, control and governance processes. Its duties include monitoring the compliance by Company operations with the Company’s internal controls and identifying any deficiencies in the design or operation of such internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data.

Exhibit I

Guidelines for Determining Independence of Directors

(A) A director will not be deemed “independent” if: (i) the director is affirmatively determined by the board of directors of the Company to have a material relationship to the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company); (ii) the director is or was within the last three years employed by the Company or any of its subsidiaries; (iii) an immediate family member of the director is or was within the last three years employed by the Company or any of its subsidiaries as an executive officer; (iv) the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $100,000 in direct compensation (other than director and Board committee fees and pension or other forms of deferred compensation not contingent on continued service as a director from the Company and its subsidiaries), provided, however that for purposes of this subparagraph (iv), compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) shall not be included in determining a director’s independence; (v) the director, or an immediate family member of the director, is a current partner of a firm that is the Company’s internal or external auditor; (vi) the director is a current employee of such audit firm; (vii) an immediate family member of the director is a current employee of such audit firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; (viii) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such audit firm and personally worked on the Company’s audit within that time; (ix) an executive officer of the Company is or was within the last three years on the compensation committee of the board of directors of a company that employed the director, or an immediate family member of the director, as an executive officer at the same time; or (x) the director is a current employee, or has an immediate family member who is a current executive officer, of a company or tax exempt organization having any of the relationships with the Company described in paragraph (B) below.

(B) The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, is $1 million or less, or, if greater, is less than 2% of the annual revenues of that other company; or (ii) if a director is a current employee, or an immediate family member of a director is a current executive officer, of a tax exempt organization, and the Company’s discretionary charitable contributions to the organization in the aggregate are less than $1 million or, if greater, less than 2% of that organization’s consolidated gross revenues. (The amount of any “match” of charitable contributions under the Company’s matching gifts program will not be included in calculating the amount of the Company’s contributions for this purpose.) The Board will annually review all commercial and charitable relationships of directors.

(C) For relationships other than those of the types described in (A) and (B), the determination of whether the director has a material relationship with the Company, and therefore may not be independent, will be made in good faith by the directors who satisfy the guidelines set forth in such preceding paragraphs.

(D) For purposes of these guidelines the term “immediate family member” includes an individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such individual’s house.

(E) For purposes of these guidelines the term “executive officer” shall have the same meaning as the term “officer” in Rule 16a-1(f) of the Securities Exchange Act of 1934.

Appendix B

INGERSOLL-RAND COMPANY LIMITED

INCENTIVE STOCK PLAN OF 2007

1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors and to motivate such employees and directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate: With respect to the Company, any Person or entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other Person or entity designated by the Board in which the Company or an Affiliate has an interest.

(c) Associate: With respect to a specified Person, means (i) any corporation, partnership, or other organization of which such specified Person is an officer or partner; (ii) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such specified Person, or who is a director or officer of the Company or any of its Subsidiaries; and (iv) any Person who is a director, officer, or partner of such specified Person or of any corporation (other than the Company or any wholly-owned Subsidiary), partnership or other entity which is an Affiliate of such specified person.

(d) Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(e) Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto) provided, however, that any individual, corporation, partnership, group, association or other Person or entity which has the right to acquire any of the Company’s outstanding securities entitled to vote generally in election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.

(f) Board: The Board of Directors of the Company.

(g) Change in Control: The date (i) any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Ingersoll-Rand Company, a New Jersey corporation), is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company’s Voting Securities; (ii) the Continuing Directors fail to constitute a majority of the members of the Board; (iii) of consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an Affiliate; (iv) of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any Person or entity where the Company owns, directly or indirectly, at least 80% of the combined voting power of the Voting Securities of such Person or entity or its parent corporation after any such transfer; or (v) any other event that the Continuing Directors determine to be a Change in Control; provided, however, that in the case of a transaction described in (i), (iii) or (v), above, there shall not be a

Change in Control if the shareholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into Voting Securities of the surviving entity or parent entity) more than 50% of the combined voting power of the Voting Securities of the Company, the surviving entity or any parent of either immediately following such transaction, in substantially the same proportion to each other as prior to such transaction.

(h) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i) Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(j) Company: Ingersoll-Rand Company Limited, a Bermuda company.

(k) Continuing Directors: A director who either was a member of the Board on December 1, 2006 or who became a member of the Board subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such person is named as nominee for director, without due objection to such nomination, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

(l) Duly Approved by the Continuing Directors: An action approved by the vote of at least two-thirds of the Continuing Directors then on the Board.

(m) Effective Date: June 1, 2007.

(n) Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the average between the high and low price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(o) Full Value Awards: Awards of Shares under the Plan (including any future grants of restricted stock or phantom stock) that are not awards of Options, Stock Appreciation Rights or other similar awards.

(p) ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(q) Option: A stock option granted pursuant to Section 6 of the Plan.

(r) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(s) Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(t) Participant: An employee or director who is selected by the Committee to participate in the Plan.

(u) Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(v) Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto), including any Affiliate or Associate of the Company.

(w) Plan: The Ingersoll-Rand Company Limited Incentive Stock Plan of 2007.

(x) Shares: Class A common shares of the Company.

(y) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(z) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(aa) Voting Securities: The outstanding securities entitled to vote generally in election of directors.

3. Shares Subject to the Plan

Subject to Section 9, the total number of Shares which may be issued under the Plan is 14,000,000 and the maximum number of Shares for which ISOs may be granted is 20% of the total number of Shares which may be issued under the Plan. Of the total available Shares which may be issued under the Plan, not more than 25% shall be in the form of Full Value Awards. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards that terminate or lapse without the payment of consideration may be granted again under the Plan.

4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of The New York Stock Exchange’s listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, however, that such delegation and grants are consistent with applicable law and guidelines established by the Committee from time to time. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company and/or any of its Affiliates combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. The Committee shall not be required to issue any Award under the Plan until such obligations described in the previous sentence have been satisfied in full. In no event shall the Committee cancel any outstanding Option or Stock Appreciation Right for the purpose of reissuing such Option or Stock Appreciation Right to the Participant at a lower exercise price nor shall the Committee reduce the exercise price of an outstanding Option or Stock Appreciation Right.

5. Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6. Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for United States federal income tax purposes, as evidenced by the related Award letters, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than as described in Section 4).

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award letter, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company or its designee or administrative agent in the form and manner satisfactory to the Company and, if applicable, the date payment is received by the Company or its designee or administrative agent in accordance with the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check) or (ii) if there is a public market for the Shares underlying the Options at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award letter expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Rights with Respect to Shares. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

7. Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may only be granted at the time the related Option is granted, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award letter).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a number of Shares equal to (1) an amount that is (i) the excess of (A) the opening price of the Shares (as reported on the Composite Tape of the principal national securities exchange on which such shares are listed or admitted to trading) on the exercise date of one Share (the “Opening Price”) over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right, divided by (2) the Opening Price. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore a number of Shares equal to (1) an amount that is (i) the excess of (A) the Opening Price over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered, divided by (2) the Opening Price. Payment shall be made in Shares. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company or its designee or administrative agent of written notice of exercise in the form and manner satisfactory to the Company stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead the number of Shares will be rounded downward to the next whole Share.

(c) Limitations. The Committee may impose, in its discretion, such conditions regarding the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8. Other Stock-Based Awards

(a) Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares (including (i) Awards of Shares in lieu of any incentive or variable compensation to which a Participant is entitled to from the Company or its Subsidiaries and (ii) Awards of Shares granted to non-employee directors as all or a part of their retainer or other fees for services), Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards, Options and Stock Appreciation Rights granted under this Section 8 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto)

(“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on invested capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins or revenue; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) available cash flow; (xvii) working capital; (xviii) return on assets; (xix) total shareholder return, (xx) productivity ratios, and (xxi) economic value added. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are Options or Stock Appreciation Rights, 750,000 Shares and (y) with respect to Performance-Based Awards that are not Options or Stock Appreciation Rights, $10,000,000 on the date of the award. No Performance-Based Awards will be paid for a performance period until certification is made by the Committee that the criteria described in this Section 8(b) has been attained. The amount of the Performance-Based Award actually paid to a given Participant may be less than (but not greater than) the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award.

9. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary (except for Section 17), the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 17), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any stock appreciation right and/or (v) any other affected terms of such Awards. In the event of any change in the outstanding Shares after the Effective Date by reason of any stock split (forward or reverse) or any stock dividend, all adjustments described in the preceding sentence shall occur automatically in accordance with the ratio of the stock split or stock dividend, unless otherwise determined by the Committee.

(b) Change in Control. The provisions of this Section 9(b) shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award letter.

(i) All outstanding Options and Stock Appreciation Rights shall become immediately vested and exercisable;

(ii) All Other Stock-Based Awards shall become immediately vested and payable; and

(iii) The performance period applicable to Performance-Based Awards shall lapse and the performance goals associated with such awards shall be deemed to have been met at their target level. Notwithstanding the foregoing, the Committee may (subject to Section 17), in its sole discretion, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change in Control, such Options and Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

10. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12. Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13. Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or to Participants).

14. International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the

Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

15. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws.

16. Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

17. Section 409A

Notwithstanding other provisions of the Plan or any Award letter thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award letter, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

Appendix C

DIRECTIONS TO THE MEETING

Hilton Woodcliff Lake

200 Tice Boulevard

Woodcliff Lake, NJ 07677

From Garden State Parkway North:

Exit 171 from the northbound lanes. From exit ramp, turn left onto Glen Road. Turn right onto Chestnut Ridge Road and travel 1/2 mile. Take 2nd left onto Tice Boulevard. The hotel is 500 yards on the left.

From Newark Airport:

Take NJ Turnpike North to Route 80 West. Follow Route 80 to Saddle Brook Exit and onto Garden State Parkway North. Follow directions for leaving Parkway at Exit 171. –OR—Take Interstate 78 West to Garden State Parkway North, Exit 171. Follow directions for leaving Parkway at Exit 171.

From LaGuardia Airport:

Take Grand Central Parkway to Tri-Borough Bridge to Major Deegan Expressway to Interstate 95 West and over George Washington Bridge. Take Route 80 to Saddle Brook Exit and onto Garden State Parkway North. Follow directions for leaving Parkway at Exit 171.

From JFK Airport

Van Wyck Expressway North to Grand Central Parkway West to Triboro Bridge. Take Major Deegan Expressway North to George Washington Bridge. Take Route 80 to Garden State Parkway North to Exit 171. Follow directions for leaving the Parkway at Exit 171.

From Manhattan:

Take the West Side Highway North to the Henry Hudson Parkway to the George Washington Bridge. From the bridge, take Route 80 West to the Garden State Parkway North to Exit 171 and follow directions for leaving the Parkway at Exit 171.

From New York State Thruway:

Follow signs leading to the Garden State Parkway. Take the first exit southbound from the Garden State Parkway for Schoolhouse Road. Turn left off the ramp on to Schoolhouse Road and travel one mile to Summit Avenue. Turn right on to Summit Avenue and proceed approximately one mile to Chestnut Ridge Road. Turn left on to Chestnut Ridge Road and travel approximately one mile. Turn right onto Tice Boulevard. The hotel is 500 yards on the left.

C-1

YOUR VOTE IS IMPORTANT VOTE BY INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			MAIL

https://www.proxypush.com/irc

•	Go to the website address listed		•	Mark, sign and date your proxy card.
	above.	OR	•	Detach your proxy card.
•	Have your proxy card ready.		•	Return your proxy card in the
•	Follow the simple instructions that			postage-paid envelope provided.
appear on your computer screen.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet there is no need for you to mail back your proxy card.

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET Ú

MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND A VOTE FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.							FOR	AGAINST	ABSTAIN

1. Election of the following nominees as Directors					2.	Adoption of the Incentive Stock Plan of 2007.	☐	☐	☐

FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS ☐	3.	Appointment of independent auditors and authorization of Board of Directors to fix the auditors’ remuneration.	☐	☐	☐
Nominees: 01 - G. D. Forsee, 02 - P. C. Godsoe, 03 - C. J. Horner, 04 - T. E. Martin, 05 - P. Nachtigal, 06 - O. R. Smith, 07 - R. J. Swift					4.	Shareholder proposal to require a
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)						shareholder vote on an advisory resolution with respect to executive compensation.	☐	☐	☐
*Exceptions ______________________________________________________						To change your address, please mark this box.			☐

						Will attend Annual Meeting.			☐

						SCAN LINE

					Date		Share Owner sign here Co-Owner sign here

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION
TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

INGERSOLL-RAND COMPANY LIMITED

ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 6, 2007
11:00 A.M.

HILTON HOTEL
200 TICE BOULEVARD
WOODCLIFF LAKE, NEW JERSEY

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

PLEASE SEE APPENDIX C OF THE PROXY STATEMENT FOR DIRECTIONS.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE
ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

INGERSOLL-RAND COMPANY LIMITED
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR 2007 ANNUAL
GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints HERBERT L. HENKEL, TIMOTHY R. MCLEVISH AND PATRICIA NACHTIGAL, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all Class A Common Shares of Ingersoll-Rand Company Limited (the “Company”) which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Hilton Hotel, 200 Tice Boulevard, Woodcliff Lake, New Jersey, on Wednesday, June 6, 2007, at 11:00 A.M., or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, dated April 23, 2007, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ABOVE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

This card also constitutes your voting instructions with respect to shares held in accounts under the Ingersoll-Rand Company Employee Savings Plan and similar plans of Ingersoll-Rand Company and its subsidiaries and affiliates. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

INGERSOLL-RAND COMPANY LIMITED
To include any comments, please mark this box. ☐	P.O. BOX 11266
NEW YORK, N.Y. 10203-0266

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.